EXHIBIT 2.1

CONFIDENTIAL TREATMENT

[***] indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

Purchase Agreement

between

Imugen, Inc.

and

Oxford Immunotec, Inc.

Dated as of June 23, 2016

i

Exhibit A	Seller Shareholder Approval Materials
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Trademark Assignment
Exhibit D	Form of Bill of Sale and Assignment and Assumption Agreement

Acquisition	13	Bill of Sale	10
Additional Financial Statements	47	Board of Health	2
Affiliate	2	Business	2
Agreement	1	Business Assets	2
Anaplasmosis Technology	2	Business Books and Records	3
Anti-Kickback Statute	26	Business Confidential Information	20
Apportioned Obligations	40	Business Contracts	3
Asset	2	Business Day	4
Assumed Liabilities	13	Business Employee	4
Authorization	2	Business Health Registrations	3
Babesiosis Technology	2	Business Independent Contractor	28

INDEX OF DEFINED TERMS

Defined Term	Page	Defined Term	Page

Business Intellectual Property	3	Liens	18
CLIA	26	Losses	53
Closing	13	Lyme Technology	8
Closing Date	13	Material Adverse Effect	8
Code	4	Material Contracts	24
Confidentiality Agreement	41	MBCA	1
Constitutive Documents	4	Misuse	27
Continuing Employee	45	Miyamotoi Technology	9
Contract	4	Most Recent Audited Balance Sheet	9
Control	5	Off-the-Shelf Software	9
Covered Entity	5	Outside Date	51
Direct Claim	55	Owned Business Intellectual Property	9
Ehrlichiosis Technology	5	Patents	8
Employee Benefit Plan	5	Payment Programs	9
Employing Entity	45	Person	9
Employment Provisions	29	Personal Information	9
Environmental Laws	5	[***]	58
Environmental Permit	5	Post-Closing Tax Period	40
ERISA	5	Pre-Closing Tax Period	6, 40
ERISA Affiliate	5	Privacy and Security Laws	9
Escrow Account	14	Proceeding	9
Escrow Agent	5	Proprietary Preparations	9
Escrow Agreement	9	Protected Health Information	9
Escrow Amount	14	Purchase Price	13
Exchange Act	5	Purchase Price Allocation	39
Excluded Assets	5	Purchaser	1
Expired Contracts	22	Purchaser Disclosure Letter	32
Financial Statements	17	Purchaser Indemnified Parties	53
Governmental Entity	7	Purchaser Material Adverse Effect	33
Hazardous Substance	7	Purchaser Specified Representations	56
HIPAA	7	Purchasing Affiliate	13
Indebtedness	7	Registered Intellectual Property	19
Indemnified Party	54	Related Documents	9
Indemnifying Party	54	Release	10
Information Systems	27	Representative	10
Infringe	7	Required Consultants	10
Infringed	19	Required Consulting Agreements	1, 10
Initial Employment Term End Date	7	Required Employees	10
Intellectual Property	8	Required Employment Agreements	1
IT Assets	22	Requisite Approval	16
Judgment	16	Samples	10
Knowledge of Purchaser	8	SEC	10, 47
Knowledge of Seller	8	Securities Act	10
Law	16	Security Incidents	26
Leased Property	3	Seller	1
Liability	8	Seller Accounts	10
Licensed Business Intellectual Property	8	Seller Disclosure Letter	15

INDEX OF DEFINED TERMS

Defined Term	Page	Defined Term	Page

Seller Indemnified Parties	53	Taxing Authority	11
Seller Payment Programs	9, 31	Technology	11
Seller Shareholders	1	Termination Liquidated Damage Amount	11
Shareholder Approval Materials	1	Third Party Claim	54
Software	8	Third Party Liability Insurance Policies	31
Specified Employee Liabilities	46	Third Party NDAs	22
Specified Indemnified Liabilities	10	Trademark Assignment	9
Specified Representations	56	Trademarks	8
Stark Law	25	Transaction Documents	12
Subsidiary	11	Transfer Taxes	12
Tax	11	Tularemia Technology	12
Tax Accounting Referee	41	U.S. GAAP	17
Tax Return	11	WARN Act	28
Taxes	11

v

Purchase Agreement dated as of June 23, 2016 (this

“Agreement”), between Imugen, Inc., a Massachusetts corporation

(“Seller”), and Oxford Immunotec, Inc., a Delaware corporation

(“Purchaser”).

Introduction

WHEREAS, Seller is engaged in the Business;

WHEREAS, Seller desires to sell, directly or indirectly, and Purchaser desires to purchase, directly or indirectly, on the terms and subject to the conditions set forth in this Agreement, the Business Assets;

WHEREAS, the sale of the Business Assets constitutes a sale of all or substantially all of the property of Seller other than in the usual and regular course of business subject to Section 12.02 of the Massachusetts Business Corporation Act (the “MBCA”) and, therefore, requires the approval of the Seller Shareholders thereunder;

WHEREAS, the Board of Directors of Seller has unanimously (a) determined that the sale of the Business Assets is fair and in the best interests of Seller and the Seller Shareholders, (b) resolved to propose this Agreement for approval by the Seller Shareholders and declared the advisability of this Agreement and (c) resolved to recommend that the Seller Shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, on or prior to the date hereof, the requisite holders of the issued and outstanding shares of common stock, no par value, of Seller (the holders of such issued and outstanding shares, collectively, the “Seller Shareholders”), approved, at a special meeting of the Seller Shareholders, this Agreement and the transactions contemplated hereby, and the corporate secretary of Seller delivered to Purchaser a certified copy of the resolutions of the Seller Shareholders approving this Agreement and the transactions contemplated hereby (collectively, the “Shareholder Approval Materials”), which is attached hereto as Exhibit A;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Purchaser’s willingness to enter into this Agreement and consummate the Acquisition and the other transactions contemplated hereby, each of the Required Employees and the Required Consultants has, on or prior to the date hereof, executed an employment agreement and a confidentiality, inventions assignment, non-compete and non-solicitation agreement (collectively, the “Required Employment Agreements”) or a consulting agreement (the “Required Consulting Agreements”), as applicable, regarding, among other matters, the employment or consulting relationship, as applicable, of such Required Employees and Required Consultants with Purchaser following the consummation of the transactions contemplated hereby; and

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Purchaser’s willingness to enter into this Agreement and consummate the Acquisition and the other transactions contemplated hereby, the respective parties to each of the Related Documents to be entered into prior to or concurrently with the execution of this Agreement have, on or prior to the date hereof, entered into such Related Documents, each of which shall become effective on the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS; INTERPRETATION

SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Anaplasmosis Technology” means all technology, including know-how, procedures, products and equipment, necessary for or related to assays used in connection with the detection, diagnosis, screening, monitoring, identification, treatment or management of all stages of Anaplasmosis previously or currently developed or commercialized by Seller.

“Asset” means any property or asset, in each case of any kind or description, wherever located, identified or unidentified, and whether real, personal or mixed, tangible or intangible, including Contracts and any rights thereunder.

“Authorization” means any consent, approval, order, license, franchise, certificate, qualification, registration, permit and other similar authorization of or from, or declaration or similar filing with, any Governmental Entity or accrediting agency.

“Babesiosis Technology” means all technology, including know-how, procedures, products and equipment, necessary for or related to assays used in connection with the detection, diagnosis, screening, monitoring, identification, treatment or management of all stages of Babesiosis previously or currently developed or commercialized by Seller.

“Board of Health” means any Governmental Entity, including the United States Food and Drug Administration, charged with the authority or the responsibility to regulate (i) the performance of laboratory testing on materials derived from the human body, (ii) the research, development, testing, marketing, promotion, pricing, distribution or sale of medical devices, diagnostics, biologics or other similar technology and (iii) the handling, distribution, importation or use of materials used in any of the foregoing, including animal derived tissue or other materials.

“Business” means the research, development, marketing, sale, service, performance and support of the Technology by Seller as currently conducted.

“Business Assets” means the following Assets, in each case to the extent existing and owned or held immediately prior to the Closing by Seller:

(i)     all fixtures, machinery, equipment, furniture, office equipment, communications equipment, laboratory equipment, tangible tools, spare and replacement parts, scientific instruments, vehicles and other tangible personal property used or held for use in the Business, including those listed or described in Section 1.01(a)(i) of the Seller Disclosure Letter;

(ii)     all IT Assets (including computers and other electronic data processing equipment) used or held for use in the Business;

(iii)     all disposables, raw materials, packaging materials, supplies, work-in-process, and Samples used or held for use in the Business;

(iv)     all rights and interests as a lessee or sublessee of the real property listed or described in Section 1.01(a)(iv) of the Seller Disclosure Letter (the “Leased Property”);

(v)     all interests, rights, claims and benefits of Seller pursuant to and associated with (i) all Contracts, whether written or oral, used or held for use in the Business and listed or described in Section 1.01(a)(v) of the Seller Disclosure Letter and (ii) all written or oral Expired Contracts and Third Party NDAs (the “Business Contracts”);

(vi)     all books, records, files, documentation, correspondence, lists and other materials, including data, studies, surveys, reports, specifications, standard operating procedures (SOPs), methods, designs, drawings and instructions, manuals, literature, catalogues, technical and clinical data, laboratory notebooks, regulatory files (including internal and external audit records), quality managements system related documents, correspondence with Governmental Entities, lists of contact information of key persons at such Governmental Entities, research information, information relating to clinical trials, sales and promotional literature, sales and purchase correspondence and orders, lists of present, former and prospective suppliers, customers, payers, business partners and consultants, personnel and employment records (in each case, including those that are necessary or advisable to retain for compliance with applicable Law, including medical and exposure and test result records) and financial and Tax records (subject to the Excluded Assets, subpart (vii)) and other data, in each case whether in hard copy or computer format, used or held for use in the Business (the “Business Books and Records”);

(vii)     all Authorizations pending, issued or granted to Seller by any Board of Health and used or held for use in the Business, including those set forth in Section 1.01(a)(vii) of the Seller Disclosure Letter, to the extent transferable under applicable Law, and all application materials for such Authorizations (the “Business Health Registrations”);

(viii)     all Authorizations (including Environmental Permits) pending, issued or granted to Seller by any Governmental Entity (other than any Board of Health) and used or held for use in the Business, and all application materials for such Authorizations;

(ix)     all rights, title and interests of Seller in, to or under all Intellectual Property used or held for use in the Business (together with all goodwill associated with such Intellectual Property, the “Business Intellectual Property”), including (i) the Intellectual Property listed in Section 1.01(a)(ix) of the Seller Disclosure Letter, (ii) all tangible and intangible embodiments of any Business Intellectual Property (in any form or media), now known or hereafter devised and (iii) and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future Infringement;

(x)     all rights to causes of action, lawsuits, Judgments, claims and demands related to the Business (except for any rights retained by Seller as part of the Excluded Assets), including those set forth in Section 1.01(a)(x) of the Seller Disclosure Letter;

(xi)     all prepaid expenses, including prepaid ad valorem taxes, prepaid leases and prepaid rentals, in each case arising out of the Business;

(xii)     all goodwill of the Business;

(xiii)     any portion of the Seller Accounts that remains uncollected as of the close of business on December 31, 2016; and

(xiv)     any and all other Assets that are owned immediately prior to the Closing by Seller and that are used or held for use in the operation or conduct of, or are related to, the Business (other than with respect to Contracts, which will be limited to those Assets expressly set forth in clause (v) and the Expired Contracts and the Third Party NDAs).

The inclusion of a single asset within the scope of more than one clause of this definition does not imply that such asset must be conveyed to Purchaser more than once. Notwithstanding the foregoing: (a) no Asset shall be included within the Business Assets if any unobtained Authorization or consent or waiver of a third party would be required to permit the completion of the transactions contemplated hereby without giving rise to the termination, forfeiture or other loss of such Asset, in which case, such Asset shall be subject to the provisions of Section 5.04; and (b) no Excluded Asset shall be included within the Business Assets.

“Business Day” means any day, other than (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks are required or authorized to close in New York, New York.

“Business Employee” means each Required Employee and each other individual that is listed in Section 1.01(b) of the Seller Disclosure Letter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constitutive Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and regulations or by-laws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person’s partnership agreement, (iv) with respect to a Person that is a trust, such Person’s trust instrument or agreement, and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).

“Contract” means any loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, contract, commitment, agreement, instrument, obligation, undertaking, license or other legally binding arrangement or understanding, in each case, whether written or oral.

“Control” means, with respect to a Person, the direct or indirect ability of another Person to direct the management, affairs or actions of such first Person, by reason of the ownership by such second Person of voting interests of such first Person, by contract or otherwise.

“Covered Entity” has the same meaning as the term “covered entity” in 45 C.F.R. § 160.103 of HIPAA.

“Ehrlichiosis Technology” means all technology, including know-how, procedures, products and equipment, necessary for or related to assays used in connection with the detection, diagnosis, screening, monitoring, identification, treatment or management of all stages of Ehrlichiosis previously or currently developed or commercialized by Seller.

“Employee Benefit Plan” means any  (i) “employee benefit plan” within the meaning of section 3(3) of ERISA and (ii) any (A) severance, (B) change-in-control, (C) retention, (D) employment, (E) vacation, (F) incentive, (G) fringe benefit, (H) equity-based compensation, (I) retirement, (J) deferred compensation, (K) health, life insurance, or other welfare, (L) stock purchase, (M) independent contractor or (N) bonus, plan, program, agreement, policy, contract or arrangement, in each case covering one or more Business Employees for any period prior to the Closing or in which one or more Business Employees is eligible to participate prior to the Closing or under which Seller has any Liability.

“Environmental Laws” means all Laws relating to the protection of the environment and natural resources, including the use, generation, handling, recycling, manufacture, storage, management, transportation, treatment, disposal, investigation, monitoring, characterization, or remediation of, or exposure to, Hazardous Substances and the emission or Release of Hazardous Substances into the air, surface water, ground water, land surface, subsurface strata or any building or structure, including such items as they relate to the effect of the environment on human health and safety.

“Environmental Permit” means any Authorization required to be held by Seller in connection with the operation or ownership of the Business and the Business Assets and relating to any Environmental Laws.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that would be deemed a “single employer” with Seller or its Affiliates within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Agent” means an escrow agent to be mutually agreed upon by Purchaser and Seller.

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Excluded Assets” means:

(i)     all cash and cash equivalents (including investments and securities) and all bank or other deposit accounts of Seller and its Affiliates;

(ii)     any refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to any and all Taxes paid or to be paid by Seller or any of its Affiliates with respect to any Pre-Closing Tax Period;

(iii)     any membership interests in NEBD Testing Services, LLC held by Seller or any of its Affiliates and any other shares of capital stock, partnership interests, membership interests or other equity interests of any Person held by Seller or any of its Affiliates;

(iv)     all interests, rights, claims and benefits of Seller and any of its Affiliates pursuant to and associated with any Contracts other than those listed or described in Section 1.01(a)(v) of the Seller Disclosure Letter and the Expired Contracts and Third Party NDAs;

(v)     any right, claim or counterclaim of Seller, its Affiliates against a party other than Purchaser or its Affiliates, to the extent relating to any Excluded Asset or any Specified Indemnified Liability;

(vi)     any Assets relating to any Employee Benefit Plan;

(vii)     all financial and Tax records relating to the Business that form part of the general ledger of Seller, any working papers of Seller’s auditors, any records (including accounting records) related to Taxes paid or payable by Seller or any of its Affiliates and all of Seller’s corporate records;

(viii)     all rights to insurance policies or practices of Seller and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies, including all rights to claims under any such policies set forth in Section 1.01(c)(viii) of the Seller Disclosure Letter;

(ix)     other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar agreements related to confidential information of the Business, all records relating to the negotiation and consummation of the Acquisition and the other transactions contemplated by this Agreement, all records prepared in connection with the potential sale or divestiture of all or a part of the Business, including all records relating to potential sales to Persons other than Purchaser, and all confidential communications with legal counsel representing Seller or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(x)     all rights of Seller under this Agreement and any other agreements contemplated hereby and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xi)      any portion of the Seller Accounts collected prior to the close of business on December 31, 2016; and

(xii)     all Assets of Seller that are not used, or held for use, in the Business.

“Governmental Entity” means any federal, state, provincial, local or foreign (i) government, (ii) court of competent jurisdiction, (iii) governmental agency, authority or instrumentality, (iv) commission, (v) regulatory body, including the United States Food and Drug Administration, the Centers for Medicare & Medicaid Services and the Federal Trade Commission or (vi) the College of American Pathologists.

“Hazardous Substance” means any contaminant, pollutant, waste, substance, or material that is regulated by, or may form the basis for Liability under, any Environmental Laws or Environmental Permits, including petroleum, its derivatives, by-products and other hydrocarbons and asbestos and asbestos-containing materials.

“HIPAA” means, collectively, the Health Information Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including regulations related to privacy, security, breach notification and transactions and code sets standards at 45 C.F.R. Parts 160 and 164.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind that require repayment, including bank overdrafts; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid; (iv) all obligations evidenced by any securitization or factoring arrangements; (v) all obligations of such Person to pay the deferred purchase price for any property purchased by such Person under conditional sale, title retention or other similar agreements relating to any property purchased by such Person; (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services; (vii) all lease obligations of such Person required to be capitalized on the books and records of such Person in accordance with U.S. GAAP; (viii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, (ix) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (x) all reimbursement obligations of such Person under letters of credit or performance bonds issued for the account of such Person, (xi) all intercompany accounts payable, intercompany debts or other intercompany obligations and (xii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any obligation of any other Person of the type described in the foregoing clauses (i) through (xi).

“Infringe” means infringe, misappropriate, dilute or otherwise violate, or use in any unauthorized manner, any Intellectual Property.

“Initial Employment Term End Date” means (i) in the case of [***], the date that is six (6) months after the Closing Date, (ii) in the case of [***], the date that is twenty-four (24) months after the Closing Date, and (iii) in the case of [***] and [***], the date that is twelve (12) months after the Closing Date.

“Intellectual Property” means any (i) patents and applications therefor, including all applications and filings made pursuant to the Patent Cooperation Treaty (PCTs), provisionals, non-provisionals, requests for continuing examination, continuations, divisionals, continuations-in-part, substitutions, administrative review, supplemental examination, reexaminations and reissues, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, taglines slogans, Internet domain names, web addresses, corporate names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof (collectively, “Trademarks”); (iii) works of authorship, mask works, and any and all other copyrights and copyrightable works, and all applications, registrations, extensions, reversions and renewals thereof; (iv) data, databases and data collections; (v) inventions (whether patentable or not), discoveries, ideas, and improvements; (vi) trade secrets, know-how, biological and chemical materials, designs, tangible or intangible proprietary or confidential information, processes, techniques, formulae, methods, methodologies, procedures, assays, tests, algorithms, business rules, schematics, technology, and all documentation relating to any of the foregoing and all rights to limit the use or disclosure thereof by any Person; (vii) computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded and all documentation associated with any of the foregoing (collectively, “Software”); (viii) moral rights, rights of publicity, industrial designs, and industrial property rights; (ix) any other similar type of intellectual property and all rights therein and thereto of any nature or kind; and (x) all worldwide common law, statutory and other rights in, arising out of, or associated with any of the foregoing, including all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future Infringement.

“Knowledge of Purchaser” or “Purchaser’s Knowledge” means [***].

“Knowledge of Seller” means [***].

“Liability” means any obligation, liability or commitment of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, determined, determinable, accrued, contingent or otherwise and whether due or to become due.

“Licensed Business Intellectual Property” means all Intellectual Property included in the Business Intellectual Property that is not Owned Business Intellectual Property.

“Lyme Technology” means all technology, including know-how, procedures, products and equipment, necessary for or related to assays used in connection with the detection, diagnosis, screening, monitoring, identification, treatment or management of all stages of Lyme disease previously or currently developed or commercialized by Seller.

“Material Adverse Effect” means any event, change, occurrence or effect that is, or would reasonably be expected to have a material adverse effect on the assets, Liabilities, cash flows, business, financial condition or results of operations of the Business taken as a whole.

“Miyamotoi Technology” means all technology, including know-how, procedures, products and equipment, necessary for or related to assays used in connection with the detection, diagnosis, screening, monitoring, identification, treatment or management of all stages of Miyamotoi previously or currently developed or commercialized by Seller.

“Most Recent Audited Balance Sheet” means the audited balance sheet of Seller, as of December 31, 2015, included within the Financial Statements and attached to Section 3.05 of the Seller Disclosure Letter.

“Off-the-Shelf Software” means any computer program that is generally commercially available and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation and does not include any handwritten signatures of the parties to such agreement.

“Owned Business Intellectual Property” means all Business Intellectual Property owned, in whole or in part, solely or jointly with others, by Seller.

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield plans, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs, including the Seller Payment Programs.

“Person” means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including a Governmental Entity.

“Personal Information” means information that relates to an identified or identifiable individual or that is protected or governed by any Privacy and Security Law.

“Privacy and Security Laws” means all applicable Laws, including HIPAA, concerning the privacy, security, or other handling of Personal Information, cyber security, data localization, electronic monitoring and recording, and/or outbound marketing or other communications (e.g., e-mail marketing, telemarketing, text messaging).

“Proceeding” means any suit, litigation, action, claim, counterclaim, arbitration, proceeding or investigation.

“Proprietary Preparations” means all antigen preparations and deoxyribonucleic acid (DNA) extraction, isolation and purification methods and know-how included in the Technology.

“Protected Health Information” shall have the same meaning as “protected health information” in 45 C.F.R. § 160.103 of HIPAA.

“Related Documents” means

(i)     the escrow agreement to be entered into at the Closing among the Escrow Agent, Seller and Purchaser, substantially in the form of Exhibit B (the “Escrow Agreement”);

(ii)      the trademark assignment substantially in the form attached hereto as Exhibit C (the “Trademark Assignment”) to be filed with the U.S. Patent and Trademark Office to record the assignment and transfer of the Trademarks included in the Business Intellectual Property to Purchaser at Closing;

(iii)     one or more bills of sale and assignment and assumption agreements, each in substantially the form attached hereto as Exhibit D (the “Bill of Sale”), to be entered into at the Closing between Seller and Purchaser and/or a designee of Purchaser;

(iv)     the consulting agreements to be entered into at the Closing between Purchaser and each of [***] and [***] regarding, among other matters, the consulting relationships of such Persons with Purchaser;

(v)     the intellectual property assignment agreements to be entered into between Seller and each of the Persons set forth in Section 3.10(f) of the Seller Disclosure Letter on the date hereof or at or prior to the Closing (as specified therein); and

(vi)     the confirmatory intellectual property assignment agreements to be entered into between Seller and each of the Persons set forth in Section 3.10(f) of the Seller Disclosure Letter on the date hereof or at or prior to the Closing (as specified therein).

“Release” means any release (including any continuous release) or threatened release, spill, leaching, leaking, injection, pumping, emitting, disposing, arranging for the disposal, depositing, escaping, dumping or discharge.

“Representative” means, with respect to any party, such party or any of its subsidiaries’ respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants, agents or other advisors.

“Required Consultants” means [***].

“Required Employees” means [***].

“Samples” means all serum, plasma, cerebral spinal fluid, synovial fluid and other human or animal fluids or tissues in Seller’s possession.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“Seller Accounts” means the accounts receivable of Seller as of the close of business on the Business Day immediately prior to the Closing Date (which shall include any accounts receivable arising out of any testing performed in the conduct of the Business with a final report date that is on or prior to such Business Day).

“Specified Indemnified Liabilities” means all Liabilities (i) arising out of or relating to the conduct of the Business prior to the Closing (other than the Assumed Liabilities), (ii) whether arising prior to or following the Closing that did not arise out of, do not relate to, or are not in respect of the Business or the Business Assets; (iii) to the extent arising out of, related to, or in respect of, any Excluded Asset; (iv) to the extent arising out of, related to, or in respect of (A) the disposition of the equity interests in, or business, operations, assets or properties of, any Person by Seller (or any predecessors or prior owners thereof) prior to the Closing or (B) the disposition of any product line or the disposition or closure of, or the termination of a lease or other exit from, any real property by Seller (or any predecessors thereof) prior to the Closing; (v) for tort or similar claims (including claims arising out of or relating to personal injury from defective services or inaccurate test results) arising out of or relating to any product (including the Technology) manufactured or sold by Seller prior to the Closing; (vi) arising out of the termination of employment of any employee of Seller prior to the Closing or Seller’s employment of any employee; (vii) except to the extent expressly assumed by Purchaser pursuant to Section 5.16, relating to or arising under employee benefits or compensation arrangements provided by Seller; (viii) for any Indebtedness of the Business, or of Seller, as of the Closing; (ix) to the extent arising out of or relating to any material breach of a Related Document, Required Employment Agreement or Required Consulting Agreement by Seller, any Required Employee or any Required Consultant; (x) constituting Specified Employee Liabilities; and (xi) arising out of the items set forth in Section 1.01(e) of the Seller Disclosure Letter.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or another subsidiary of such first Person.

“Tax” or “Taxes” means any tax, duty, levy, government fee or like assessment or charge of any kind whatsoever imposed by any federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, capital, property, sales, use, excise, employment, unemployment, payroll, social security, value added, ad valorem, transfer, recapture and withholding taxes, including any interest, penalties and additions thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority relating to the Business or the Business Assets with respect to Taxes, including any amendment made with respect thereto.

“Taxing Authority” means any federal, state, local, commonwealth or foreign government or any subdivision, agency, commission or authority thereof exercising regulatory authority with respect to Taxes.

“Technology” means the Anaplasmosis Technology, the Babesiosis Technology, the Ehrlichiosis Technology, the Lyme Technology, the Miyamotoi Technology, the Tularemia Technology and any other technology previously or currently developed or commercialized by Seller, including all technology relating to tick-borne diseases.

“Termination Liquidated Damage Amount” means [***].

“Transaction Documents” means this Agreement, the Required Employment Agreements, the Required Consulting Agreements and the Related Documents and any certificate delivered pursuant hereto or thereto.

“Transfer Taxes” means all sales (including bulk sales), use, goods and services, transfer, recording, real estate conveyance, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Tularemia Technology” means all technology, including know-how, procedures, products and equipment, necessary for or related to assays used in connection with the detection, diagnosis, screening, monitoring, identification, treatment or management of all stages of Tularemia previously or currently developed or commercialized by Seller.

SECTION 1.02.     Descriptive Headings; Certain Interpretations. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. The descriptive headings of the several Articles and Sections of this Agreement and the Schedules to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “or” is not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”; (ii) “hereof”, “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly specified; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa, (x) any reference to a day or to a date shall be to a calendar day and to such day or date in the Eastern time zone of the United States, (xi) “will” shall have the same meaning and effect as the word “shall” and (xii) references to documentation “made available” to Purchaser shall mean that the documentation was, prior to the date hereof, contained in that certain virtual data room maintained by Seller through Gray, Gray & Gray, LLP to which Purchaser’s representatives had access or was delivered to representatives of Purchaser involved in the negotiation of the Acquisition in hard copy or email form.

ARTICLE II

Purchase and Sale; Closing

SECTION 2.01.     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver, or shall cause to be sold, transferred, assigned and delivered, to Purchaser (or to one or more Affiliates of Purchaser designated by Purchaser (each, a “Purchasing Affiliate”), and Purchaser shall (or shall cause one or more Purchasing Affiliates to) purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Business Assets free and clear of all Liens for (A) an aggregate purchase price of $22,200,000 in cash (the “Purchase Price”), payable at the Closing as set forth in Section 2.04(b)(i) and (B) the assumption of the Assumed Liabilities. The purchase, sale and assumption contemplated by this Section 2.01 are collectively referred to in this Agreement as the “Acquisition.”

SECTION 2.02.     Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser shall (or shall cause one or more Purchasing Affiliates to) assume, effective as of the Closing, and shall (or shall cause one or more Purchasing Affiliates to) pay, perform and discharge when due, any and all Liabilities arising out of, relating to or otherwise in respect of the Business Contracts (which Liabilities shall not include any Liabilities arising out of, relating to or otherwise in respect of any accounts payable of Seller as of the Closing or any breach of any Business Contract by Seller that occurred prior to the Closing) (the “Assumed Liabilities”). Notwithstanding the foregoing, (A) the Assumed Liabilities shall not include any Specified Indemnified Liabilities or any other Liability of Seller or any of its Affiliates that is not an Assumed Liability, all of which shall be retained and remain Liabilities of, or shall be assumed by, Seller and its Affiliates and (B) nothing in this Section 2.02 shall limit the right of Purchaser to any Termination Liquidated Damages Amount or of any Purchaser Indemnified Party to be indemnified under Article VIII, including for any breach of representation or warranty of Seller contained in this Agreement.

SECTION 2.03.     Closing. Subject to the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VI (other than any condition which by its nature is to be satisfied at the Closing, but subject to satisfaction of all such conditions), the closing of the Acquisition (the “Closing”) shall take place at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, One Financial Center, Boston, Massachusetts 02111, at 10:00 a.m. Eastern Daylight Time on July 1, 2016, or at such other place, time and date as may be agreed by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Other than with respect to (i) the representations and warranties made as of the Closing or the Closing Date and/or the accuracy of such representations and warranties as of the Closing or the Closing Date, (ii) the covenants and agreements set forth herein that by their terms apply or are to be performed before, at or after the Closing and (iii) any indemnification or reimbursement obligations in this Agreement in respect of periods before, at or after the Closing (in which case (each of clauses (i), (ii) and (iii)), the Closing shall be deemed to occur at the time the Closing is consummated), the Closing shall be deemed to occur at 12:01 a.m. Eastern Daylight Time on the Closing Date. All risk of loss with respect to the Business Assets (whether or not covered by insurance) shall be on Seller up to the time of the Closing, whereupon such risk of loss with respect to the Business Assets shall pass to Purchaser.

SECTION 2.04.     Transactions To Be Effected at the Closing.

(a)     At the Closing, Seller shall deliver to Purchaser:

(i)     counterparts of each of the Related Documents duly executed by Seller and each of the parties thereto other than Purchaser;

(ii)     evidence reasonably satisfactory to Purchaser of the termination, effective as of the Closing, of any employment or other similar Contracts between any Business Employee, on the one hand, and Seller, on the other hand;

(iii)     evidence reasonably satisfactory to Purchaser that all Liens on the Business Assets have been terminated and released as of the Closing; and

(iv)     such documents as Purchaser may reasonably request relating to the existence of Seller and the Business Assets, and the authority of Seller to enter into and perform its obligations under this Agreement and of Seller to enter into and perform the other Transaction Documents to which they are parties; and

(b)     At the Closing Purchaser shall, or shall cause the applicable Purchasing Affiliate to, deliver:

(i)     to Seller, payment, by wire transfer of immediately available funds to one or more accounts of Seller designated in writing by Seller (such designation to be made at least five Business Days prior to the Closing Date), in an amount equal to the Purchase Price, minus the Escrow Amount;

(ii)     to the Escrow Agent, an amount equal to [***] (the “Escrow Amount”), by wire transfer of immediately available funds to the account of the Escrow Agent designated in writing by the Escrow Agent (the “Escrow Account”);

(iii)     to Seller (and, in the case of the Escrow Agreement, Escrow Agent), duly executed and delivered counterparts of each of the Related Documents to which Purchaser or any of its Affiliates are a party; and

(iv)     to Seller, such documents as Seller may reasonably request relating to the existence of Purchaser (and any Purchasing Affiliates) and the authority of Purchaser to enter into and perform its obligations under this Agreement and of Purchaser and each Purchasing Affiliate to enter into and perform the other Transaction Documents to which they are parties.

SECTION 2.05.     Escrow. At the Closing, Purchaser shall deposit the Escrow Amount with the Escrow Agent, to be held, invested and distributed by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement. Purchaser may claim any amount owed to it by Seller hereunder from the funds on deposit in the Escrow Account (subject to the terms and the procedures set forth therein) and, with respect to claims for indemnification pursuant to Article VIII, shall be obligated to seek recovery from the funds on deposit in the Escrow Account prior to seeking recovery directly from Seller. On the [***] anniversary of the Closing Date, the Escrow Agent shall release the then-existing Escrow Amount to Seller, less the amount of any claims for indemnification or reimbursement asserted by Purchaser in good faith in accordance with Article VIII, Section 5.07, Section 5.16(j)(iii), Section 5.16(k), Section 8.03 or Section 9.03(b) which have not been paid, and any unreleased amount shall be retained by the Escrow Agent. The amount of the Escrow Amount so retained shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) in accordance with the resolution of such claims. For the avoidance of doubt, in case of any conflict between this Section 2.05 and the Escrow Agreement, the Escrow Agreement shall control.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in the disclosure letter prepared by Seller and attached to this Agreement (the “Seller Disclosure Letter”), which Seller Disclosure Letter shall be organized into sections corresponding to the Sections (or, if applicable, subsections) of this Article III (provided, that any disclosure in a Section or subsection of the Seller Disclosure Letter shall apply only to the corresponding Section or subsection of this Article III), Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (except with respect to any representations and warranties expressly relating to an earlier date, in which case as of such earlier date) as follows:

SECTION 3.01.     Organization, Standing and Corporate Power.

(a)     Seller is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization or incorporation. Seller has the requisite corporate power and authority to enable it to own the Business Assets, to own, lease or otherwise hold its other properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.

(b)     Seller does not have any Subsidiaries, and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, in each case, that owns, leases or holds any properties or Assets or conducts any business.

SECTION 3.02.     Authority; Execution and Delivery; Enforceability.

(a)     Seller has the requisite corporate power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Transaction Documents.

(b)     Seller has taken all corporate action required by its Constitutive Documents to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and to authorize the consummation of the Acquisition and the other transactions contemplated to be consummated by it hereunder and thereunder.

(c)     Attached hereto as Exhibit A are true, correct and complete copies of the Shareholder Approval Materials, and such Shareholder Approval Materials constitute the requisite approval (the “Requisite Approval”) of the Seller Shareholders with regard to this Agreement, the Acquisition and the other transactions contemplated by this Agreement under applicable Law. The Requisite Approval was obtained in compliance with applicable Law, and the shares of Seller capital stock represented to have approved this Agreement, the Acquisition and the other transactions contemplated by this Agreement in the Shareholder Approval Materials represent not less than the minimum number of votes of the Seller Shareholders necessary to approve this Agreement, the Acquisition and the other transactions contemplated by this Agreement under applicable Law.

(d)     Seller has duly executed and delivered this Agreement and as of the Closing will have duly executed and delivered each Transaction Document to which it is or will be a party, and, assuming the proper execution and delivery of this Agreement and the Transaction Documents by Purchaser (or its Affiliate, as applicable), this Agreement constitutes, and each Transaction Document to which it is or will be a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03.     Non-Contravention and Approvals.

(a)     The execution, delivery and performance by Seller of this Agreement does not, the execution and delivery by Seller of each Transaction Document to which it will be a party will not, and the consummation by Seller of the transactions contemplated hereby and thereby, will not, (i) conflict with or violate the Constitutive Documents of Seller or (ii) conflict with or violate any judgment, writ, injunction, order or decree (a “Judgment”) or any foreign, federal, provincial, state or local statute, law (whether statutory or otherwise), ordinance, rule, regulation or other similar legal requirement (a “Law”) applicable to any of Seller, the Business, any of the Business Assets or any of Seller’s other properties or assets.

SECTION 3.04.     Indebtedness.

(a)     Section 3.04(a) of the Seller Disclosure Letter sets forth (i) a schedule of each item of Indebtedness of Seller and the outstanding balance thereunder and (ii) with respect to each such item of Indebtedness, the full legal name of each Person to whom Seller is obligated thereunder, the applicable amount owed to such Person and whether such item of Indebtedness is secured by a Lien on any of the Business Assets.

(b)     Section 3.04(b) of the Seller Disclosure Letter references each agreement, instrument or other documentation governing Indebtedness of Seller.

(c)     Seller is not required to obtain any Authorizations, and is not required to deliver any notices, pursuant to the terms of any Indebtedness of Seller in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 3.05.     Financial Statements.

(a)     Attached as Section 3.05(a) of the Seller Disclosure Letter are the (i) reviewed balance sheet of Seller as of March 31, 2016 and the related reviewed statements of income, retained earnings and cash flows, (ii) audited balance sheet of Seller as of December 31, 2015 and the related audited statements of income, retained earnings and cash flows and (iii) the reviewed balance sheet of Seller as of December 31, 2014 and the related reviewed statements of income, retained earnings and cash flows (collectively, the “Financial Statements”).

(b)     The Financial Statements (i) are true, correct and complete in all material respects, (ii) were derived from the books and records of Seller, (iii) were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) consistently applied, as of the dates and for the periods presented and (iv) fairly present in all material respects the consolidated financial position and results of operations of the Business as of the dates and for the periods presented.

(c)     There are no internal investigations, inquiries or investigations by any Governmental Entity pending or, to the Knowledge of Seller, threatened, in each case, regarding any accounting or auditing practices of Seller. Since January 1, 2013, there has not been any material change in any accounting or auditing practices, including any material change with respect to the reserves methodology (whether for bad debts, contingent liabilities or otherwise), of Seller. During the periods covered by the Financial Statements or subsequent thereto, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of Seller.

(d)     Gray, Gray & Gray, LLP, which has delivered its report with respect to the audited consolidated financial statements and schedules included in Section 3.05(a) of the Seller Disclosure Letter, is an independent public accounting firm with respect to Seller and the Business within the meaning of the rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board.

SECTION 3.06.     Undisclosed Liabilities. To the Knowledge of Seller, there are no Liabilities of the Business, except for (i) Liabilities reflected or reserved against in the Most Recent Audited Balance Sheet and (ii) Liabilities incurred by Seller in the ordinary course of business consistent with past practice since the date of the Most Recent Audited Balance Sheet that are not, individually or in the aggregate, material to the Business taken as a whole.

SECTION 3.07.     Absence of Changes.

(a)     Between the date of the Most Recent Audited Balance Sheet and the date of this Agreement, there has not been any change, development, state of circumstances or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b)     Between the date of the Most Recent Audited Balance Sheet and the date of this Agreement, Seller has conducted the Business in the ordinary course of business consistent with past practice and Seller has not taken any action with respect to the Business that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01(b).

SECTION 3.08.     Certain Business Assets. Seller has good, valid and marketable title, or valid contract right, to all Business Assets as of the date hereof, free and clear of all security interests, mortgages, liens, charges, pledges, encumbrances or other adverse claims of any kind (collectively, “Liens”). As of the Closing, Seller will have good and marketable title, or valid contract right, to all Business Assets, in each case free and clear of all Liens. Upon consummation of the Closing, Purchaser, or a Purchasing Affiliate, will have good, valid and marketable title, or valid contract right, in and to each of the Business Assets, free and clear of all Liens. No Person other than Seller owns, holds or has any rights to or interests in any Assets that are used or held for use in the conduct of the Business.

SECTION 3.09.     Real Property Interests.

(a)     Seller does not own any real property. Section 3.09(a) of the Seller Disclosure Letter lists all real property in which Seller has any rights or interests as a lessee or sublessee and no other real property is used by Seller in the conduct of the Business. Seller has good and valid title to the leasehold estates in all Leased Properties, free and clear of all Liens, except easements, covenants, rights-of-way and other similar restrictions of record. None of the items set forth in the immediately preceding exception, individually or in the aggregate, materially (x) impairs the continued use and operation of the Leased Property to which it relates or (y) detracts from the value of the Leased Property to which it relates. No Person other than Seller has the right to use, occupy or lease any Leased Property.

(b)     There are no developments affecting any Leased Property pending or, to the Knowledge of Seller, threatened, which would reasonably be expected to materially detract from the value or materially interfere with any present or reasonably foreseeable use of any such Leased Property. No condemnation, eminent domain, or similar proceedings have been instituted or, to the Knowledge of Seller, threatened against any Leased Property.

(c)     To the extent required by any state or local Governmental Entity, to the Knowledge of Seller, valid certificates of occupancy have issued with respect to applicable Leased Properties, and any alterations thereto. There are no violations of any covenant, condition, restriction, easement or order affecting any portion of a Leased Property. There exists no writ, injunction, decree, order or Judgment outstanding relating to the lease, use, occupancy or operation of any Leased Property, nor is any such matter threatened.

(d)     To the Knowledge of Seller, the equipment included in each Leased Property and the buildings and structures in which each Leased Property is leased, (i) have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (taking into account the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures are structurally sound, (ii) to the Knowledge of Seller, currently have access to (x) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (y) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage and other public utilities, in each case as is necessary to permit the use of such plants, buildings, structures and equipment as heretofore used. To the Knowledge of Seller, none of the structures in which any Leased Property is leased encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any Leased Property or any such structure. Seller has not received notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage and other public utilities or other utilities or services necessary for the conduct of the use and enjoyment of a Leased Property. To the Knowledge of Seller, all equipment on the Leased Properties and all plants, building and structures in which each Leased Property is leased and the operations therein conducted conform in all respects to applicable Laws and Seller has not received any notice of violation of the foregoing from any Governmental Entity. To the Knowledge of Seller, the operations on and uses of the Leased Properties constitute conforming uses under applicable building, zoning, land use and other similar applicable Law. To the Knowledge of Seller, there are no pending or contemplated rezoning proceedings affecting a Leased Property.

SECTION 3.10.     Intellectual Property.

(a)     Section 3.10(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Business Intellectual Property that is registered, issued, or granted or is the subject of a pending application for registration, issuance or grant in any jurisdiction (“Registered Intellectual Property”) (other than Off-the-Shelf Software), including (i) the applicable registration and application numbers, (ii) the registered owner of such registration or application for registration (or in the case of Internet domain names, the applicable registrant) and (iii) all jurisdictions in which such Intellectual Property is registered or registrations have been applied for. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is in good standing. Seller does not own or license any Patents that are used or held for use in the Business.

(b)     Seller has not (i) granted any license to any Business Intellectual Property to a third party or (ii) obtained any right to use, or any covenant not to be sued under, any Intellectual Property used or held for use in connection with the Business (other than (A) licenses or restricted use provisions that arise out of the purchase of generally available off-the-shelf reagents from suppliers or through catalogs and (B) licenses for Off-the-Shelf Software).

(c)     Seller has not received any notice from any Person claiming that the conduct of the Business is Infringing, has Infringed or will in the future Infringe any Intellectual Property of any Person. Neither the conduct of the Business nor any of the Business Intellectual Property is Infringing or has Infringed any Intellectual Property of any Person. There are no Proceedings (including any oppositions, interferences or re-examinations) related to the Business, or the Business Intellectual Property settled or pending, or to the Knowledge of Seller, threatened against Seller or any of its Affiliates (i) claiming Infringement of any Intellectual Property rights of any Person, (ii) challenging the validity, enforceability, registrability, scope, inventorship, duration, transferability or ownership of any Business Intellectual Property or Seller’s rights with respect to any Business Intellectual Property, (iii) in connection with any Contract pursuant to which Seller receives or grants any right to use or covenant not to sue under any Business Intellectual Property or (iv) otherwise in connection with any Intellectual Property which would, in the case of this clause (iv), reasonably be expected to, individually or in the aggregate, be material to the Business. To the Knowledge of Seller, no Person has Infringed or is Infringing any Business Intellectual Property and Seller has not made any claim or given any notice of, and is not a party to any Proceeding relating to, Infringement by any other Person of any Business Intellectual Property. Seller is not subject to any outstanding or prospective Judgment (including any motion or petition therefor) that restricts, impairs or would restrict or impair the use of any Business Intellectual Property.

(d)     Seller (i) is the sole and exclusive owners of all Owned Business Intellectual Property and (ii) has valid and enforceable rights to use all Licensed Business Intellectual Property, in each case, free and clear of all Liens. There exist no restrictions on the disclosure, use, license or transfer of the Business Intellectual Property. The Owned Business Intellectual Property and the Licensed Business Intellectual Property constitute all of the Intellectual Property necessary to operate the Business as presently conducted or as currently proposed to be conducted. All Proprietary Preparations and all rights, title and interest therein and thereto are included in the Owned Business Intellectual Property and, to the Knowledge of Seller, there are no commercialized products or services other than the products and services of the Business that use or make use of such Proprietary Preparations. None of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or the performance by Seller of its obligations under the Transaction Documents, conflict or will conflict with, alter or impair, any of Seller’s rights in or to any Business Intellectual Property or the validity, enforceability, use, right to use, registration, right to register, ownership, inventorship, priority, transferability, duration, scope or effectiveness of any Business Intellectual Property or otherwise trigger any additional payment obligations with respect to any Business Intellectual Property.

(e)     Seller has taken reasonable steps to (i) protect, preserve, and maintain Seller’s rights in and to the Business Intellectual Property and (ii) protect, preserve, and maintain the confidentiality of all Proprietary Preparations and other non-public Business Intellectual Property, including Business Intellectual Property that is or is intended to be a trade secret (collectively, “Business Confidential Information”). None of the Business Confidential Information has been authorized to be or is required to be or has been actually disclosed by Seller to any employee or any third party other than to an employee or third party subject to an enforceable non-disclosure agreement restricting the disclosure and use of such Business Confidential Information. To the Knowledge of Seller, no employee or third party has breached or threatened to breach any such non-disclosure agreement.

(f)     Seller is in material compliance with, and has complied in all material respects with, applicable Law relating to employee inventions. No current or former employee or other Person who performs or has performed consulting or other services for Seller, (i) is or was involved in, or participated in or contributed to the conception, development, creation, authorship, reduction to practice, improvement to or modification of any Technology, Proprietary Preparations, or Business Intellectual Property (or any portion thereof) except for the Persons set forth in Section 3.10(f) of the Seller Disclosure Letter, or (ii) has any right, license, claim or interest whatsoever in or with respect to any Technology, Proprietary Preparations, or Business Intellectual Property (or any portion thereof). As of the date hereof, (A) each of Seller’s current and former employees and (B) each other Person performing or who has performed consulting or other services for Seller, in each case ((A) and (B)), who are or were involved in, or who have participated in or contributed to, the conception, development, creation, authorship, reduction to practice, improvement to or modification of any Technology, Proprietary Preparations, or Business Intellectual Property (or any portion thereof), (x) were involved in, participated in or contributed to such conception, development, creation, authorship, reduction to practice, improvement to or modification (1) within the scope of his or her employment, or (2) in the case of a Person other than an employee pursuant to a written agreement (such that in each case ((1) and (2)), any such Technology, Proprietary Preparations or Business Intellectual Property constitutes a “work-made-for-hire” for Seller under applicable copyright Law) or (y) signed a written Contract that assigns, or otherwise vests or has vested in Seller, unrestricted, sole and exclusive ownership of all rights, title and interests in and to all Technology, Proprietary Preparations, and Intellectual Property conceived, developed, created, authored or reduced to practice by such employees within the scope of or resulting from his or her employment and, in the case of a Person other than an employee, from the consulting or other services such Person performed for Seller. To the Knowledge of Seller, no employee, independent contractor, consultant or agent of Seller is in default or breach of any agreement referred to in this Section 3.10(f).

(g)     Seller is not obligated to pay to any Person any royalties, fees, commissions or other amounts for use of any Business Intellectual Property. As of the date hereof, each of Seller has paid to all Persons entitled thereto pursuant to applicable Law or applicable Contracts, all required remuneration and other compensation relating to the use of Business Intellectual Property.

(h)     Seller has taken reasonable steps to protect from unauthorized disclosure all personally identifiable information of employees and any third party, including customers and patients, which Seller has access to, collects, stores, processes, transmits, possesses or owns, including (i) instituting and complying with its own internal policies and procedures and (ii) complying with all federal, state, and foreign jurisdiction requirements. None of Seller’s privacy statements or disclosures have been or are misleading or deceptive, and none of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or the performance by Seller of its obligations under the Transaction Documents will violate any privacy statements, other consumer-facing disclosures or privacy-related Laws. To the Knowledge of Seller, there is no Proceeding pending against Seller with respect to privacy or data security.

(i)     Information related to the Business is not recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means which will not be available to the Business after the Closing. Immediately following the Closing, the databases of Seller will have at least the same data, content, information and functionality as they do as of the date hereof, subject to changes to the data, content and information in the databases made in the ordinary course of business consistent with past practices.

(j)     Seller has taken reasonable steps to ensure the continued operation of the Software and databases included in the Business Intellectual Property, as well as all of its computers and other information technology infrastructure and assets (collectively, the “IT Assets”). The IT Assets of Seller operate and perform in all material respects as is necessary to conduct the business of Seller in the manner in which it is currently being operated and conducted and have not materially malfunctioned or failed so as to have had a material interruption in the Business within the past three (3) years. To the Knowledge of Seller, all IT Assets are free from malicious code and do not contain any bugs, errors or problems that, in each case, would be expected to materially adversely impact the operation of any such IT Assets. No Person has obtained unauthorized access to or use of the IT Assets in a manner that has materially adversely affected the business of Seller or that violates any applicable Law. Seller maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in material compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(k)     To the Knowledge of Seller, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Proprietary Preparations or any other Business Intellectual Property owned by or exclusively licensed to Seller.

(l)     Section 3.10(l) of the Seller Disclosure Letter sets forth a true, correct and complete list of all material databases and Software (including any laboratory information system or laboratory management system) included in the Business Intellectual Property, other than Off-the-Shelf Software. All items listed or required to be listed on Section 3.10(l) of the Seller Disclosure Letter constitute Business Confidential Information and are Owned Business Intellectual Property.

SECTION 3.11.     Material Contracts.

(a)     Section 3.11(a) of the Seller Disclosure Letter lists each Contract (other than (i) Contracts that are used or held for use in the Business that expired on or prior to the date that is three (3) years prior to the date hereof and pursuant to which Seller does not have any remaining obligations (the “Expired Contracts”), (ii) Contracts that require a Person other than Seller to maintain the confidentiality of any information provided to such Person by Seller for the benefit of Seller and pursuant to which Seller does not have any remaining obligations (the “Third Party NDAs”) and (iii) Contracts entered into after the date of this Agreement in accordance with Section 5.01) that is used or held for use in the Business that is:

(i)     a collective bargaining agreement or other material Contract with any labor organization, union or works council;

(ii)     a Contract containing covenants binding upon Seller that restricts the ability of Seller to compete or engage in any business or geographic area;

(iii)     a Contract containing any “most favored nations,” exclusivity or similar right in favor of any party other than Seller with respect to any goods or services sold or provided by Seller;

(iv)     a lease, sublease or similar Contract with any Person under which Seller is a lessor or sublessor of, or makes available for use to any Person, any Leased Property;

(v)     a lease, sublease or similar Contract with any Person under which (A) Seller is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Seller, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $5,000 in any calendar year and is not terminable without cost by Seller by notice of not more than thirty (30) days; provided, that for purposes of this clause (v), any individual purchase orders, work orders or similar items under a master agreement shall not be considered individual Contracts unless they constitute committed obligations under such master agreement;

(vi)     a Contract involving the payment or receipt of royalties or other similar amounts;

(vii)     a Contract pursuant to which Seller (i) grants to any other Person a right, option, license or permission to use, exercise any rights under, or receive any benefit from, any Business Intellectual Property, or (ii) is granted a right, option, license or permission to use, exercise any rights under, or receive any benefit from, any Intellectual Property, other than with respect to Off-the-Shelf Software;

(viii)     a Contract (A) for the sale of any material Business Asset, or the grant of any preferential rights to purchase any Business Assets or requiring the consent of any party to the transfer thereof or (B) providing for any obligations of any Person for the payment of any deferred or conditional purchase price or purchase price adjustment with respect to the disposition of, or for the indemnification of any Person with respect to any Liabilities relating to, any current or former business of Seller;

(ix)     a Contract for the purchase of materials, supplies, goods, services, equipment or other assets or providing for (A) annual payments by the Business in excess of $5,000 or (B) aggregate payments by the Business of $10,000 or more;

(x)     a partnership, joint venture, collaboration or other similar Contract;

(xi)     any Contract relating to Indebtedness;

(xii)     any material agency, dealer, sales representatives, detailing, marketing or other similar Contract; or

(xiii)     any other Contract of a type not addressed in clauses (i) through (xii) that (A) has an aggregate future liability to any Person in excess of $10,000, (B) contains material non-monetary obligations of, or restrictions applicable to, the Business or (C) cannot be terminated by Seller at no cost with less than thirty (30) days’ notice.

(b)     All Business Contracts and all Contracts entered into by the Business after the date of this Agreement in accordance with Section 5.01 (collectively, the “Material Contracts”), are valid, binding, in full force and effect and enforceable in accordance with their respective terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law)). No event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) by Seller under any Material Contract, and to the Knowledge of Seller, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) by any other Person that is a party to any Material Contract. There are no Contracts other than the Material Contracts that are used or held for use in the Business. True, correct and complete copies of all Material Contracts have been made available to Purchaser.

SECTION 3.12.     Authorizations. Seller possesses all Authorizations necessary to enable it to carry on the Business as currently conducted. Section 3.12 of the Seller Disclosure Letter describes each Authorization affecting, or relating to, the Business, and all such Authorizations are in full force and effect. Seller is in compliance in all material respects with such material Authorizations. There is no event which would reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any such Authorization.

SECTION 3.13.     Proceedings. There is no Proceeding (or basis therefor) related to the Business or the Business Assets pending, or to the Knowledge of Seller, threatened, against Seller or any of its Affiliates. None of Seller or its Affiliates is a party or subject to or in default under any unsatisfied Judgment related to the Business.

SECTION 3.14.     Environmental Matters.

(a)     Except for any matters that, individually or in the aggregate, would not reasonably be expected to be material to the Business: (i) Seller, in connection with its conduct of the Business, is and has been, and the Business Assets are and have been, in compliance with all Environmental Laws and Environmental Permits; (ii) there have been no Releases of Hazardous Substances at, on, under, upon or from any Business Asset; (iii) with respect to the Business and the Business Assets, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding is pending or, to the Knowledge of Seller, threatened by any Governmental Entity or other Person with respect to any matters relating to or arising out of any Environmental Law, any Environmental Permit or any Release of a Hazardous Substance; (iv) there are no Liabilities arising in connection with or in any way relating to the Business or the Business Assets arising under or relating to any Environmental Law, any Environmental Permit or any Release of a Hazardous Substance, and there are no facts, events, conditions, situations or set of circumstances arising in connection with or relating to the Business or the Business Assets which would reasonably be expected to result in or be the basis for any such Liability and (v) all Environmental Permits are valid and in full force and effect and, assuming all required Authorizations have been obtained with respect thereto prior to the Closing, are transferrable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(b)     To the Knowledge of Seller, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the Business or the Business Assets which has not been made available to Purchaser at least 10 days prior to the date hereof.

SECTION 3.15.     Compliance with Law. Seller conducts and has conducted the Business in compliance in all material respects with all Laws and Judgments applicable to the Business and, since January 1, 2013, Seller has not received any communication from a Governmental Entity that alleges the conduct of the Business is not in such compliance.

SECTION 3.16.     Healthcare Compliance.

(a)     All Technology (except Technology used in Seller’s blood screening operations) has been and continues to be researched, developed, validated, manufactured, labeled, stored, performed, marketed, promoted or distributed, as applicable, in compliance in all material respects with the applicable requirements under the Clinical Laboratory Improvement Amendments of 1988, as amended, the College of American Pathologists and the licensing authorities set forth in Section 1.01(a)(vii) of the Seller Disclosure Letter.

(b)      No clinical trial conducted by or on behalf of Seller, to the Knowledge of Seller, in connection with the Business has been terminated or suspended prior to completion for safety reasons, and no Governmental Entity, clinical investigator, institutional review board or independent monitoring committee that has or had jurisdiction over or participated in any such clinical trial has initiated, or, to the Knowledge of Seller, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any such ongoing clinical trial.

(c)     None of the Technology has been recalled, withdrawn, suspended, or discontinued as a result of any action by the Centers for Medicare & Medicaid Services, the Federal Trade Commission, the United States Food and Drug Administration, or any national health authority or other Governmental Entity. No Proceedings by any Governmental Entity seeking the recall, market withdrawal, discontinuation, or suspension of any Technology or withdrawal of any Business Health Registration are pending or to the Knowledge of Seller threatened, against Seller with respect to the Business.

(d)     Seller has not committed any act, made any statement or failed to make any statement with respect to any Technology in violation of any Law or that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or similar Laws in other jurisdictions or (ii) exclusion under 42 U.S.C. Section 1320a-7 or similar Laws in other jurisdictions.

(e)     Seller is, and at all times during the preceding six (6) years, has been, in compliance in all material respects with (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (the “Stark Law”), or any applicable state self-referral Law, (ii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”), or any applicable state anti-kickback Law, (iii) the Federal False Claims Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law and (iv) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a (“CLIA”), and all applicable state laboratory licensure Laws. Seller has not, during the preceding six (6) years, received or been subject to any Proceeding initiated by any Governmental Entity or other Person alleging any violations of Laws and, to the Knowledge of Seller, no Proceeding alleging any violation of any Laws by Seller is threatened against or involving Seller. Seller has not, during the preceding six (6) years, conducted any internal investigation or inquiry with respect to any actual, potential or alleged violation of any Law by Seller. No Governmental Entity has at any time challenged or questioned the legal right of Seller to market, offer or sell any of its services in the present manner or style thereof.

(f)     Each employee or agent of Seller required to be licensed by a Governmental Entity, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect, and (iii) to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.

(g)     Neither Seller nor any of Seller’s owners, directors, employees, or, to the Knowledge of Seller, its agents has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Entity, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.

(h)     No material notice, citations, suspension, revocation, limitation, warning, audit finding, request or communication issued by a Governmental Entity has been received by Seller at any time during the previous six (6) years that has not been resolved to the applicable Governmental Entity’s satisfaction without the imposition of any fines or penalties.

(i)     The Business has been and is in material compliance with: (i) all applicable provisions of HIPAA and (ii) all applicable state laws related to privacy and security of health information and the regulations promulgated thereunder, to the extent not preempted by HIPAA.

(j)     There has been no security incident or breach, as those terms are defined in HIPAA (“Security Incidents”), including any loss or unauthorized access, use or disclosure, of Protected Health Information that would constitute a breach for which notification to individuals, the media, or Governmental Entity is required under HIPAA. Seller has addressed and remediated any Security Incidents in accordance with applicable privacy statements, HIPAA and other disclosures and privacy-related Laws. There is no Liability from any past Security Incidents.

(k)     To the Knowledge of Seller, Seller has addressed and fully remediated all threats and deficiencies identified in all security risk assessments undertaken by Seller.

(l)     Seller is not, and has not been, the subject of an audit or other administrative proceeding by the Office for Civil Rights at the U.S. Department of Health and Human Services or any state Attorney General or other Governmental Entity relating to Seller’s compliance with HIPAA or similar state Law, nor is any such audit or other administrative proceeding threatened, nor is any investigation pending or threatened.

(m)     Seller has complied, and complies in all material respects, with (i) all applicable Privacy and Security Laws, (ii) all of Seller’s or applicable third party’s policies and procedures relating to privacy, data security, data handling, and marketing and (iii) all consents, authorizations, and contract terms applicable to its past and current access, use, disclosure, safeguarding, and other processing of Personal Information. Without limiting the generality of the foregoing, Seller has provided notice to all individuals whose Personal Information is collected or otherwise processed by, or on behalf of, Seller, and Seller has all necessary authority, consents and authorizations to receive, access, use, disclose, and otherwise process the Personal Information in Seller’s possession or under its control. The transactions contemplated by this Agreement will not violate any privacy policy of Seller or applicable Privacy and Security Laws, and Seller is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Business from receiving, processing or using any data or records in the manner in Seller receives, uses or otherwise processes such data prior to the Closing.

(n)     Seller and, to the Knowledge of Seller, any third parties acting on its behalf have implemented and maintain administrative, technological, and physical safeguards that are reasonably calculated to protect the confidentiality, integrity and security of the Business’s confidential information (including all Personal Information processed by or on behalf of Seller), and servers, information systems, networks and other computer assets and resources used in the Business (“Information Systems”) against any unauthorized use, access, interruption, modification or corruption (“Misuse”) and in conformance with all Privacy and Security Laws. Without limiting the generality of the foregoing, Seller has implemented, and is in material compliance with, an appropriate, documented information security program that (i) identifies internal and external risks to the security of the Business’s confidential information (including all Personal Information) and (ii) implements, monitors and improves adequate and effective safeguards to control those risks; and an appropriate, documented privacy program. Seller has contractually obligated any third-parties (including third-party service providers, outsourcers and processors) with access to Personal Information and/or Information Systems on behalf of Seller to restrict use and disclosure of such Personal Information, protect and secure Personal Information and the Information Systems from Misuse, and comply with Privacy and Security Laws.

(o)     Neither Seller nor, to the Knowledge of Seller, any third party acting on its behalf, has experienced any security breach, including any (i) Misuse of Personal Information or other Business confidential information, (ii) material compromise to the security, confidentiality, reliability, or integrity of Seller’s Information Systems, or (iii) any other security event for which notification to individuals or Governmental Entity is required under any applicable Privacy and Security Law. Neither Seller nor the Business is under investigation by any Governmental Entity or has received any complaint in relation to its data security or privacy practices.

(p)     Seller, and to the Knowledge of Seller, all suppliers of materials used or held for use by Seller, during the last six (6) years, has been and continues to be in compliance in all material respects with all applicable Laws relating to the importation, handling and use of materials used in the Technology, including the requirements of the U.S. Department of Agriculture, related to materials derived from animal sources, cell cultures or cell lines, recombinant cell cultures or recombinant cell lines, microorganisms or other sources.

(q)     All Samples obtained for clinical trials by Seller, or Samples otherwise used, held for use or maintained by Seller, have been and continue to be obtained, used, held for use and maintained by Seller in compliance in all material respects with all applicable requirements under applicable Law.

SECTION 3.17.     Employee Matters.

(a)     Seller is not, nor has it ever been, a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other Contract with any labor organization, union, works council or other employee organizing entity. No labor organization, union, works council or other employee organizing entity has been certified as representing any of the Business Employees, there is no pending or, to the Knowledge of Seller, threatened demand for recognition or certification and no representation or certification proceedings or petitions relating to the Business Employees, and no labor organization, union, works council or other employee organizing entity has been recognized by Seller as representing any of the Business Employees. Since January 1, 2013, there has not (i) to the Knowledge of Seller, occurred any worker collective, union or works council organizing efforts relating to any Business Employees, (ii) occurred, nor is there now pending, nor to the Knowledge of Seller, threatened, any material strike, slow down, work stoppage, organizing effort or other similar material labor action by any group of Business Employees or (iii) been any breach by Seller or other failure by Seller to comply with the provisions of any employment agreement covering any Business Employee and there are no material grievances outstanding against the Business under any such agreement.

(b)     Since January 1, 2013, the Business has not experienced a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act (together with any similar state, local or foreign Law or regulation, the “WARN Act”)) affecting any site of employment of the Business or one or more facilities or operating units within any site of employment or facility of the Business, without complying with the WARN Act and no such action will be implemented without advance notification of Purchaser. During the period commencing 90 days prior to the date of this Agreement and ending on the Closing Date, there are no, and as of the Closing, there will not have been, any “employment losses” (as defined in the WARN Act) or other terminations of employment with respect to current or former employees of Seller employed in connection with the Business in such numbers so as to trigger the application of the WARN Act.

(c)     Section 3.17(c) of the Seller Disclosure Letter sets forth the name of each Business Employee and independent contractor who provides services to Seller with respect to the Business (a “Business Independent Contractor”). To the Knowledge of Seller, no Business Employee or Business Independent Contractor is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that adversely affects or restricts the performance of such individual’s duties.

(d)     Seller has, or will have no later than the earlier of July 15, 2016 or such date as is required by applicable Law, paid all fees, salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Business Employees and Business Independent Contractors due to be paid through the day immediately prior to the Closing Date (including in the case of salaries and wages, such salaries and wages for which such Business Employees and Business Independent Contractors would have been entitled to be paid through such day).

(e)     With respect to the Business Employees, to the Knowledge of Seller, there has been no failure to comply in any material respect with applicable agreements or Laws regarding terms and conditions of employment, including immigration Laws, discrimination Laws, employee leave Laws, worker classification, wage and hour Laws, labor Laws, withholding of taxes, civil rights, affirmative action and occupational safety and health Laws (“Employment Provisions”). There are no complaints, charges, audits or Proceedings pending, reasonably expected or to the Knowledge of Seller, threatened, by any Governmental Entity or current or former Business Employee with respect to any Employment Provisions.

SECTION 3.18.     Employee Benefits Matters.

(a)     Section 3.18(a) of the Seller Disclosure Letter sets forth a list of each Employee Benefit Plan. Seller has made available to Purchaser a true, correct and complete copy of Seller’s “Employee Handbook and Policy Manual” and “New Employee Handbook”, which, collectively, summarize the material terms of each Employee Benefit Plan. No Business Employee is covered by any employment agreement or contractual severance commitment in connection with such employee’s employment with the Business other than an agreement consistent with a form of employment agreement identified as such in Section 3.18(a) of the Seller Disclosure Letter.

(b)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee or former employee of Seller; (ii) increase any benefits under any Employee Benefit Plan; (iii) result in the acceleration of the payment or vesting of any compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(c)     Each Employee Benefit Plan is now and has always been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. With respect to each Employee Benefit Plan, (i) all employer and employee payments, expenses, contributions or accruals required by Law or the terms of such plan have been made or accrued when due, (ii) there are no unfunded Liabilities (including for termination indemnities) and (iii) there are no pending or threatened audits or Proceedings (other than routine claims for benefits in the ordinary course of business). No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan is subject to any Laws other than those of the United States or any state, county or municipality in the United States.

(d)     No Employee Benefit Plan or Contract covering any Business Employee would provide a contractual right to severance, separation or similar benefits to any such employee upon such employee’s refusal of an offer of employment with Purchaser or a Purchaser Affiliate as of the Closing (or, as of the date such employee is able to return to active work status, if such employee is on a leave of absence, disability or sick leave as of the Closing).

(e)     Seller does not have any (i) obligation to provide postretirement or post-termination medical or life insurance benefits to any individual, except as required under state or federal benefits continuation Laws for which the covered individual pays the full cost or (ii) ERISA Affiliates. No Employee Benefit Plan is, and Seller has not, ever sponsored, contributed to, been obligated to contribute to, or had any liability with respect to, a plan or arrangement that is or was (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, or (iv) self-insured by Seller.

SECTION 3.19.     Taxes. Seller has timely paid all Taxes which will have been required to be paid by it, the non-payment of which would result in a Lien on any Business Asset, would otherwise adversely affect the Business or would result in Purchaser becoming liable or responsible therefor. Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Business Assets or the operation of the Business and are incurred or attributable to a Tax period (or portion thereof) ending prior to the Closing Date, the non-payment of which would result in a Lien on any Business Asset, would otherwise adversely affect the Business or would result in Purchaser becoming liable therefor.

SECTION 3.20.     Sufficiency of Assets.

(a)     The Business Assets include (i) all Assets held or used in the conduct of the Business and are sufficient for Purchaser to conduct the Business in all material respects as currently conducted and to research, develop, market, sell, service, perform and support the Technology in all material respects as the Technology is currently being researched, developed, marketed, sold, serviced, performed and supported by Seller and (ii) Authorizations set forth in Section 3.12 of the Seller Disclosure Letter that, in the aggregate, are sufficient for Purchaser to continue immediately following the Closing to research, develop, market, sell, service, perform and support the Technology as and to the extent the Technology is currently being developed, manufactured and marketed by Seller.

(b)     The equipment used in the conduct of the Business has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (taking into account the age and length of use of same, ordinary wear and tear excepted) and is adequate and suitable for its present use.

(c)     Section 3.20(c) of the Seller Disclosure Letter sets forth a description of the material services currently provided to the Business (i) by third parties pursuant to agreements or arrangements with Seller that will not be included in the Business Assets or (ii) by Seller and which will not be provided to the Business after the Closing.

SECTION 3.21.     Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Seller that might be entitled to any fee or commission, or reimbursement of expenses, in connection with the Acquisition.

SECTION 3.22.     Insurance. Section 3.22 of the Seller Disclosure Letter sets forth a true, correct and complete list and description, including annual premiums and deductibles, of all policies of property insurance, third party liability, product liability, worker’s compensation and employees liability and any other applicable commercial insurance policy coverage, heath and other forms of insurance (“Third Party Liability Insurance Policies”) presently in effect with respect to the Business, true, correct and complete copies of which have been made available to Purchaser. As of the date hereof, all Third Party Liability Insurance Policies are in full force and effect, all premiums thereon have been timely paid or, if not yet due, accrued, and no written notice of cancellation, termination or non-renewal has been received by Seller or any if its Affiliates with respect to any such Third Party Liability Insurance Policy. There are no Third Party Liability Insurance Policies under which pending claims asserted against Seller by any third party have been made with respect to the Business prior to the Closing. As of the date hereof, all claims asserted against Seller by any third party have been reported to the appropriate insurer and no claims have been denied coverage by any such insurer.

SECTION 3.23.     Payment Programs. Section 3.23 of the Seller Disclosure Letter sets forth all Payment Programs in which Seller has participated at any time during the past six (6) years (the “Seller Payment Programs”). Seller is a participating supplier or provider, in good standing, in each of the Seller Payment Programs in which it currently participates. No civil, administrative or criminal proceedings relating to Seller’s participation in any Payment Program, are pending or, to the Knowledge of Seller, threatened or reasonably foreseeable, nor has any such proceeding concluded in the past six (6) years. Seller is not subject to, nor has Seller been subject to in the past six (6) years, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program is currently requesting or has requested in the past six (6) years or, to the Knowledge of Seller, is threatening or has in the past six (6) years threatened, any recoupment, refund, or set-off from Seller except for recoupments, refunds or set-offs received in the ordinary course of business. No Payment Program has imposed any fine, penalty or other sanction on Seller in the past six (6) years. Seller has not been suspended, excluded, or otherwise been the subject of adverse action taken by any Payment Program in the past six (6) years. Seller has not submitted to any Payment Program in the past six (6) years any false or fraudulent claims for payment, nor has Seller at any time violated any condition of participation, or any other rule, regulation, policy or standard of, any Payment Program.

SECTION 3.24.     Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained the Seller Disclosure Letter or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter prepared by Purchaser and attached to this Agreement (the “Purchaser Disclosure Letter”), which Purchaser Disclosure Letter shall be organized into sections corresponding to the Sections (or, if applicable, subsections) of this Article IV (provided, that any disclosure in a Section or subsection of the Purchaser Disclosure Letter shall apply only to the corresponding Section or subsection of this Article IV), Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (except with respect to any representations and warranties expressly relating to an earlier date, in which case as of such earlier date) as follows:

SECTION 4.01.     Organization and Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

SECTION 4.02.     Authority; Execution and Delivery; Enforceability. Purchaser has the requisite corporate power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Transaction Documents. Purchaser has taken all corporate action required by its Constitutive Documents to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and to authorize the consummation of the Acquisition and the other transactions contemplated to be consummated by it hereunder and thereunder. Purchaser has duly executed and delivered this Agreement and as of the Closing will have duly executed and delivered each Transaction Document to which it is or will be a party, and, assuming the proper execution and delivery of this Agreement and the Transaction Documents by Seller, this Agreement constitutes, and each Transaction Document to which it is or will be a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or law).

SECTION 4.03.     Non-Contravention and Approvals.

(a)     The execution, delivery and performance by Purchaser of this Agreement does not, the execution and delivery by Purchaser of each Transaction Document to which it is or will be a party will not, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not, (i) conflict with or violate the Constitutive Documents of Purchaser, (ii) result in any breach of, constitute a default under or require any consent, notice or other action by any Person, or give rise to any right of termination, cancellation or acceleration of any right or obligation, under any material Contract to which Purchaser is a party, (iii) conflict with or violate any Judgment or Law applicable to Purchaser or its properties or assets (including any state or federal securities Laws) or (iv) result in the creation of any Lien upon any of the properties or assets of Purchaser, in the case of each of clauses (ii), (iii) and (iv), other than any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser to consummate the Acquisition (a “Purchaser Material Adverse Effect”).

(b)     No Authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained, given or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby or the operation or conduct of the Business by Purchaser following the Closing, other than (i) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the transactions contemplated hereby and by the other Transaction Documents; (ii) any such other Authorizations, the failure of which to be obtained or made, individually or in the aggregate, would not have a Purchaser Material Adverse Effect and (iii) those that are set forth in Section 5.03(c) and Section 6.01(a) of the Seller Disclosure Letter.

SECTION 4.04.     Proceedings. There are not any (a) outstanding Judgments against Purchaser or any of its Affiliates or (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05.     Financing. Purchaser has or, at the Closing will have, funds available sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.

SECTION 4.06.     Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission, or reimbursement of expenses, in connection with the Acquisition.

SECTION 4.07.     Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Business Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied [***]; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Business Assets or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Seller Disclosure Letter).

ARTICLE V

Covenants

SECTION 5.01.     Conduct of Business.

(a)     Except for matters (i) set forth in Section 5.01 of the Seller Disclosure Letter or (ii) consented to in writing by Purchaser, from the date of this Agreement to the Closing Date, Seller shall, and shall cause its Affiliates to (x) conduct the Business in the ordinary course of business materially consistent with past practice and (y) use its reasonable best efforts to preserve intact the Business Assets and the business relationships of the Business with customers, suppliers, employees, contract manufacturers and others with whom the Business deals in the ordinary course of business.

(b)     Without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Seller Disclosure Letter or consented to in writing by Purchaser, from the date of this Agreement to the Closing Date, Seller shall not, and shall cause its Affiliates not to:

(i)     (A) adopt or amend any Employee Benefit Plans (or any arrangement that would be an Employee Benefit Plan if it were in effect on the date of this Agreement) or grant any increase in, or accelerate, compensation, bonus, or benefits to Business Employees other than in accordance with the terms of any Employee Benefit Plan or (B) hire any employee;

(ii)     sell, lease, transfer or dispose of any Business Assets other than in the ordinary course of business consistent with past practice or sales, transfers or dispositions of obsolete items;

(iii)     acquire by merging or consolidating with, or by purchasing a substantial portion of the stock (or other equity interests) or Assets of, any Person or division thereof or acquire any other material Assets (other than inventory) that if so acquired prior to the Closing would constitute Business Assets;

(iv)     grant any license or other right to any Intellectual Property included in the Business Assets;

(v)     make, incur or commit to any capital expenditures other than those provided for in the forecast for the Business provided to Purchaser prior to the date hereof and attached to Section 5.01(b)(v) of the Seller Disclosure Letter;

(vi)     enter into any agreement that may restrict the ability of Purchaser or any of its Affiliates to compete or engage in any business or geographic area;

(vii)     grant, create or incur any Lien on any Business Asset that will not be discharged on or prior to the Closing;

(viii)   change any customary methods of operation of the Business, including pricing, marketing, billing or collection of receivables or payment of payables and other Liabilities;

(ix)     amend or modify any Material Contract or enter into any other Contract after the date hereof which requires or allows the rendering of services by Seller outside the ordinary course of business consistent with past practice or which, if in existence on the date hereof, would be required to be set forth in Section 3.11(a) of the Seller Disclosure Letter as a Material Contract, or otherwise waive, release or assign any rights, claims or benefits under any Material Contract or of the Business;

(x)      other than as permitted by Section 5.01(b)(v), make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business;

(xi)     create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;

(xii)    change the methods of accounting or accounting practice by Seller with respect to the Business, except as required by concurrent changes in U.S. GAAP as agreed to by its independent public accountants;

(xiii)   settle, or offer or propose to settle, (x) any Proceeding or other claim involving or against the Business or (y) any Proceeding or dispute that relates to the transactions contemplated hereby; or

(xiv)     commit or agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 5.02.     Access to Information; Cooperation.

(a)     From the date hereof to the Closing, Seller shall, and shall cause its Affiliates to, (i) give Purchaser and its Representatives reasonable access, upon reasonable prior notice during normal business hours, to the properties, books and records to the extent relating to the Business (other than the Excluded Assets); (ii) furnish to Purchaser and its Representatives such financial and operating data and any other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel, accountants and financial advisors of Seller to cooperate with Purchaser in its investigation of the Business; provided, however, that such access, information requests and other cooperation do not unreasonably disrupt the normal operations of Seller or its Affiliates or the Business). No investigation by Purchaser or other information received by Purchaser pursuant to this Section 5.02 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

(b)     After the Closing, each of the parties shall grant to the other such access to employees, financial records and, subject to applicable Law, other information in their possession related to their conduct of the Business (including to the extent permitted by applicable Law, testing and patient records, in the case of granting such access to Seller, from the conduct of the Business prior to Closing) and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters, other than with respect to litigation or other disputes between the parties hereto; provided, however, that, subject to applicable Law, in no event shall Seller be required to continue to hold or maintain any records, data or other information relating to the Business after the date that is seven (7) years after the creation of such records, data or other information. Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 5.02(b), but no other charges shall be payable by the requesting party to the other party in connection with such requests. Seller shall provide any consent or waiver reasonably required in order to permit Purchaser to engage the same counsel to represent Purchaser following the Closing in connection with Business matters on which such counsel had represented Seller prior to the Closing.

SECTION 5.03.     Efforts.

(a)     On the terms and subject to the conditions of this Agreement (including the provisions of Section 5.04 with respect to Seller’s obligations to obtain any required Authorizations or consents of third parties), Seller, on the one hand, and Purchaser, on the other hand, shall use their respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the transactions contemplated hereby as promptly as practicable and to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing (it being understood that it shall be the sole responsibility of Purchaser and/or a legal advisor of Purchaser to file or submit the notifications, registrations and/or filings set forth in Section 5.03(c) and in items 1 and 2 of Section 6.01(a) of the Seller Disclosure Letter (including any additional materials that may be required) with the applicable Governmental Entity).

(b)     Prior to the Closing, each of Seller and Purchaser shall, and shall cause its respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or appropriate for it to do under applicable Laws prior to the Closing, which actions shall include the making and filing of (or cooperating in the making and filing of) the registrations and filings set forth in Section 6.01(a) of the Seller Disclosure Letter and all other required registrations and filings to, and seeking all required approvals of, Governmental Entities and furnishing all information (including in connection with the notifications, registrations and/or filings set forth in items 1 and 2 of Section 6.01(a) of the Seller Disclosure Letter) required by applicable Law or requested by such Governmental Entities or the other party in connection with such registrations, filings and approvals (it being understood that it shall be the sole responsibility of Purchaser and/or a legal advisor of Purchaser to file or submit the notifications, registrations and/or filings set forth items 1 and 2 of Section 6.01(a) of the Seller Disclosure Letter (including any additional materials that may be required) with the applicable Governmental Entity). Each of Seller and Purchaser shall, and shall cause its respective Affiliates to, cooperate with each other in respect of the making of such registrations, filings and approvals.

(c)     Following Closing, each of Seller and Purchaser shall, and shall cause its respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do to comply promptly and in a timely manner with (or to facilitate the prompt and timely compliance with) all legal requirements that may be imposed on Seller or Purchaser by Governmental Entities in connection with the transactions contemplated hereby or the conduct or operation of the Business by the Purchaser following the Closing, which actions shall include the making and filing of (or cooperating in the making and filing of) the registrations and filings set forth in Section 5.03(c) of the Seller Disclosure Letter and, to the extent applicable following the Closing, in Section 6.01(a) of the Seller Disclosure Letter (and any amendments, revisions or follow-up requests related thereto), and all other required registrations and filings to, and seeking all required approvals of, Governmental Entities and furnishing all information (including in connection with the notifications, registrations and/or filings set forth in Section 5.03(c) of the Seller Disclosure Letter) required by applicable Law or requested by such Governmental Entities or the other party in connection with such registrations, filings and approvals (it being understood that it shall be the sole responsibility of Purchaser and/or a legal advisor of Purchaser to file or submit the notifications, registrations and/or filings set forth in Section 5.03(c) of the Seller Disclosure with the applicable Governmental Entity). Each of Seller and Purchaser shall, and shall cause its respective Affiliates to, cooperate with each other in respect of the making of such registrations, filings and approvals.

SECTION 5.04.     Certain Notifications, Authorizations and Third Party Consents.

(a)     Prior to and after the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain, and to cooperate in obtaining, all Authorizations, and all consents and waivers from third parties, necessary or appropriate to permit the consummation of the Acquisition and the conduct of the Business by Purchaser and the Purchasing Affiliates following the Closing, including the transfer or assignment of the Business Assets to Purchaser or the Purchasing Affiliates and, at Purchaser’s request, to permit the transfer or assignment of other Business Assets to one or more Purchasing Affiliates following the Closing (it being understood that it shall be the sole responsibility of Purchaser and/or a legal advisor of Purchaser to file or submit the notifications, registrations and/or filings set forth in Section 5.03(c) and items 1 and 2 of Section 6.01(a) of the Seller Disclosure Letter (including any additional materials that may be required) with the applicable Governmental Entity). In addition, prior to and after the Closing, upon Purchaser’s reasonable request, Seller shall, and shall cause its Affiliates to, use its reasonable best efforts to cooperate with Purchaser to notify third parties (including customers, payers, business partners, suppliers and employees of the Business) of the Acquisition and to instruct such third parties to re-direct payment for services and billing and other like statements to Purchaser, and to take other appropriate actions to reflect the consummation of the Acquisition, promptly following the Closing. Notwithstanding the foregoing or any other provision of this Agreement, (i) the “reasonable best efforts” of a party shall not require it to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Authorization, consent, waiver or action may be required other than nominal filing or application fees and (ii) in connection with obtaining any Authorization from a third party related to a Business Contract, no amendment, waiver, consent or other changes will be made to any such Business Contract without the prior written consent of Purchaser.

(b)     If and to the extent the valid, complete and perfected transfer or assignment (or novation, if applicable) to Purchaser of any Business Asset as of the Closing Date would be a violation of applicable Law, would require any Authorization or any third party approval, consent or waiver, then, the applicable transfer or assignment shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed or such Authorization or third party approval, consents or waivers have been obtained. If any Business Asset is not transferred or assigned to Purchaser at the Closing as a result of this Section 5.04(b) or for any other reason, Seller shall (i) use its reasonable best efforts to retain such Business Asset from and after the Closing for the use and benefit of Purchaser or a Purchasing Affiliate so that Purchaser or such Purchasing Affiliate shall obtain the economic claims, rights and benefits under any such Business Asset and (ii) take such other actions as may be reasonably requested by Purchaser in order to place Purchaser in the same position as if such Business Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Business Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Business Assets, are to inure from and after the Closing to Purchaser. Without limiting the foregoing, at the reasonable request and expense of Purchaser, Seller shall cooperate with Purchaser to enforce any rights or remedies Seller may have with respect to any Business Asset the transfer of which is delayed or not completed on the Closing Date. For no additional consideration and at such time as Seller and Purchaser agree after obtaining the applicable Authorization, consent or waiver, if obtained, Seller shall cause any such Business Asset to be sold, conveyed, assigned, transferred and delivered to Purchaser and Purchaser shall purchase, acquire, accept and assume such Business Asset.

SECTION 5.05.     Publicity. Seller shall not issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, except as may be required by applicable Law (in which case, to the extent possible, Seller shall allow Purchaser reasonable time to comment on such release or statement in advance of such issuance); provided, however, that Seller may make internal announcements to its employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement or as otherwise approved in writing by Purchaser. Any press release or other public announcement by Purchaser that quotes any Required Employee will require the prior written consent of such employee (which may be by email) which consent will not be unreasonably withheld.

SECTION 5.06.     Intellectual Property Matters and Other Waivers.

(a)     Trademark Assignments. Seller shall deliver the Trademark Assignment to Purchaser at Closing. Effective as of the Closing, Seller shall (i) immediately discontinue use of the “Imugen” trademark and all Trademarks confusingly similar thereto in all respects and (ii) take or cause to be taken all action to cause Seller’s corporate name to be amended so as not to include the “Imugen” trademark. Notwithstanding the foregoing, Seller shall be permitted to continue to use its corporate name following the Closing solely as is required for administrative, tax filing, collection and wind down purposes; provided that, (a) in no event shall any such usage be a commercial usage or be directed at customers or suppliers of the Business and (b) any such usage shall be in respect of, and shall make clear that it is in respect of, periods prior to the Closing only.

(b)     Waiver of Certain Rights. Seller hereby waives any and all rights and interests it may have, from and after the Closing, with respect to (i) the Technology, Proprietary Preparations and any Business Intellectual Property and any ideas, discoveries, writings, works of authorship, inventions and technical and/or business innovations developed, conceived of, prepared or created by any current or former or employee of Seller, or any other Person who has performed consulting or other services for Seller, in each case, that were transferred to Purchaser with the Business Assets and (ii) any ideas, discoveries, writings, works of authorship, inventions and technical and/or business innovations developed, conceived of, prepared or created by any current or former or employee of Seller, or any other Person who has performed consulting or other services for Seller, including any rights that Seller may have under any agreements with such Persons for the assignment of the ideas, discoveries, writings, works of authorship, inventions and technical and/or business innovations developed, conceived, prepared or created by such Persons during any period following the Closing. Seller hereby waives any and all rights it may have to prohibit any current or former employee of Seller, or any other Person who has performed consulting or other services for Seller, from competing with Seller or soliciting Persons currently or formerly associated with Seller pursuant to any agreements previously entered into between Seller and any such employee or other Person.

SECTION 5.07.     Bulk Sales Law. Each of Seller and Purchaser hereby waives compliance by Seller with the provisions of all applicable so called “bulk sales” or “bulk transfer” Laws in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Purchaser harmless against any and all Losses incurred by Purchaser or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar Laws.

SECTION 5.08.     Tax Matters.

(a)     Allocation of Purchase Price. Within 90 days following the Closing, Purchaser shall deliver to Seller a statement (the “Purchase Price Allocation”), allocating the Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Business Assets in accordance with Section 1060 of the Code. If, within 20 days after the delivery of the Purchase Price Allocation, Seller notifies Purchaser in writing that Seller objects to the allocation set forth in the Purchase Price Allocation, Seller and Purchaser shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Seller and Purchaser are unable to resolve such dispute within 20 days, Purchaser and Seller shall jointly retain the Tax Accounting Referee (which may in turn select an appraiser if needed) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Tax Accounting Referee shall be borne equally by Seller and Purchaser. If the Purchase Price is adjusted after the parties agree to such an allocation of the Purchase Price (including pursuant to Section 8.06 hereof), then appropriate adjustments as determined by the parties in good faith shall be made to such allocation. Seller and Purchaser shall, and shall cause their respective Affiliates, to act in accordance with the final versions of the allocations described in this Section 5.08(a) in the preparation, filing and audit of any Tax Return.

(b)     Cooperation. Seller and Purchaser shall each reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns relating to the Business or the Business Assets, including (i) maintaining and making available to each other all records necessary in connection with Taxes and in the defense or resolution of any Tax claim, audit or assessment, whether in connection with an audit or otherwise and (ii) making available for consultation knowledgeable personnel in connection with such Tax matters. Each of Purchaser, Seller and their respective Affiliates will need access, from time to time after the Closing, to certain accounting and Tax records and information held by Seller, Purchaser or their respective Affiliates to the extent such records and information pertain to events occurring prior to the Closing. Therefore, Purchaser and Seller shall, and shall cause each of their respective Affiliates to, (x) retain all records relating to Taxes with respect to the Business and the Business Assets for all taxable periods ending on or prior to the Closing Date until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate and (y) allow the other party and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such other party’s expense. Purchaser and Seller further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Entity or customer of the Business or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby). Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 5.08(b), but no other charges shall be payable by the requesting party to the other party in connection with such requests.

(c)     Transfer Taxes. All payments of Transfer Taxes shall be made by the party required to make such payment under applicable Law. Each of Purchaser and Seller shall reimburse the other party for fifty percent of all Transfer Taxes paid by such other party. Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes. Each of Seller and Purchaser, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(d)     All real property, personal property and similar ad valorem obligations levied with respect to the Business Assets for a taxable period which includes the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser based on the number of days of such taxable period before the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days including and after the Closing Date (such portion of such taxable period (including the Closing Date), the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(e)     Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 5.08(c) or Section 5.08(d), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.08(c) or Section 5.08(d), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

(f)     Certain Disputes. Disputes arising under Section 5.08 and not resolved by mutual agreement within 30 days shall be resolved by an accounting firm with no material relationship with Purchaser, Seller or their respective Affiliates (the “Tax Accounting Referee”), chosen and mutually acceptable to both Purchaser and Seller within five days of the date on which the need to choose the Tax Accounting Referee arises. The Tax Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Tax Accounting Referee shall be borne equally by Purchaser and Seller.

SECTION 5.09.     Confidentiality.

(a)     Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement is subject to the terms of a confidentiality agreement between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or its representatives concerning Seller or any of its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing. Notwithstanding the foregoing, Seller acknowledges that the Acquisition may constitute a reportable material event for Purchaser and its Affiliates under applicable securities Laws and agree that Purchaser and its Affiliates may disclose such information, including the existence and terms of this Agreement, as they deem to be required by such Laws.

(b)     After the Closing, Seller will hold, and will use its reasonable best efforts to cause its Representatives to hold, in confidence all confidential documents and other information concerning the Business. The obligation of Seller to hold, and to use its reasonable best efforts to cause its Representatives to hold, any such information in confidence shall not extend to any information that is (i) required to be disclosed by applicable Law, (ii) necessary to defend or prosecute any indemnification claim or any Proceeding or (iii) except as a result of a disclosure by Seller after the Closing, generally available to the public or already known by a third party receiving such information from Seller; provided that such third party is not subject to an obligation of confidentiality to Seller or Purchaser related to such information. For the avoidance of doubt, this Section 5.09 is not intended to impair or minimize any confidentiality obligations otherwise set forth herein.

SECTION 5.10.     Non-Solicit; No Hiring; Non-Competition; Non-Disruption.

(a)     Seller agrees that for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, without the consent of Purchaser, Seller shall not, and shall cause its Affiliates not to, (i) directly or indirectly, solicit, induce, entice or encourage any Business Employee or Business Independent Contractor to cease or curtail his or her relationship with Purchaser or (ii) hire any Business Employee or Business Independent Contractor. The restrictions on solicitation and hiring set forth in this Section 5.10 shall not apply to any Business Employee or Business Independent Contractor that has been terminated by Purchaser or its Affiliates, as the case may be, prior to any discussions with the soliciting or hiring party.

(b)     Seller agrees that for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date.

(c)     Seller agrees that for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, and it shall cause its Affiliates not to, directly or indirectly, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Business as carried on by Purchaser and its Affiliates following the Closing, on the one hand, and any respective customers, payers, business partners, suppliers, employees or consultants of the Business, on the other hand; provided, however, that Seller or its agents shall have the right to contact Seller’s customers solely for purposes of collecting the Seller Accounts.

(d)     If any provision contained in this Section 5.10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.10, but this Section 5.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Seller agrees that Purchaser may be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate for any such breach. The parties shall be entitled to seek injunctive relief requiring specific performance in connection with any breach or threatened breach of this Section 5.10. The parties hereto acknowledge and agree that any party seeking injunctive relief to prevent breaches of, and to enforce specifically the terms and provisions of, this Section 5.10 shall not be required to provide any bond or other security in connection with any such order or injunction. For the avoidance of doubt, the provisions contained in this Section 5.10 shall not be deemed to apply to the Required Employees, acting individually, each of whom shall be subject to the terms of a separate confidentiality, inventions assignment, non-compete and non-solicitation agreement.

SECTION 5.11.     Further Assurances.

(a)     From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use its reasonable best efforts to take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by, or to obtain the full benefits of, this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose (it being understood that no such assignment, deed, bill of sale, consent or other instrument of transfer shall require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement). This Section 5.11 shall be subject to the provisions of Section 5.04 with respect to Seller’s obligations to obtain any required Authorizations and consents of third parties.

(b)     After the Closing, if Seller or any of its Affiliates is the owner of, receives or otherwise comes to possess any Business Asset (including the receipt of payments made pursuant to Contracts) or any other asset that properly belongs to Purchaser or its Affiliates in accordance with the terms of this Agreement, Seller promptly shall notify Purchaser at the address set forth in Section 9.04 and transfer or cause to be transferred, such Business Asset to Purchaser (or to any other Affiliate designated by Purchaser). After the Closing, if Purchaser or any of its Affiliates is the owner of, receives or otherwise comes to possess any Excluded Asset (including the receipt of payments made pursuant to Contracts) or any other asset that properly belongs to Seller or its Affiliates in accordance with the terms of this Agreement, Purchaser promptly shall notify Seller at the address set forth in Section 9.04 and transfer or cause to be transferred, such Excluded Asset to Seller (or to the Affiliate of Seller designated by Seller). To the extent that Seller receives or otherwise comes to possess any accounts receivable of Purchaser, Seller shall transfer or cause to be transferred to Purchaser (or to a designee of Purchaser) such amounts on or promptly following each date that is the first (1st) and fifteenth (15th) of each applicable month or the following month. Notwithstanding anything in this Section 5.11(b) to the contrary, this Section 5.11(b) shall not apply to Purchaser’s collection of the Seller Accounts, which shall instead be subject to Section 5.11(c).

(c)     From and after the Closing until December 31, 2016, Purchaser shall use its commercially reasonable efforts to collect the Seller Accounts; provided, however, that, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to incur any third party costs in connection with such collection. Purchaser shall transfer or cause to be transferred to Seller (or to any Affiliate of Seller designated by Seller) any amounts collected by Purchaser during such period with respect to the Seller Accounts on or promptly following each date that is the first (1st) and fifteenth (15th) of the applicable month or the following month. As promptly as practicable following the Closing (and, in any event, prior to the date that is sixty (60) days following the Closing Date), Seller shall pay (or cause to be paid) all amounts due in respect of accounts payable arising out of, relating to, or in respect of the Business or the Business Assets prior to Closing.

SECTION 5.12.     Notice of Certain Events; Supplemental Disclosures. Each party shall promptly notify the other party of (i) any communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any inaccuracy of any of its representations or warranties contained in this Agreement, such that a condition precedent to the Closing contained in Section 6.02(a) (in the case of notice by Seller) or Section 6.03(a) (in the case of notice by Purchaser), as applicable, would not be satisfied at the Closing and (iv) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the rights or remedies available hereunder to the party receiving that notice.

SECTION 5.13.     Maintenance of Intellectual Property. From the date of this Agreement to the Closing, Seller shall use commercially reasonable efforts to protect and maintain the Business Intellectual Property as directed by Purchaser. In furtherance but not in limitation of the foregoing, Seller will (a) timely pay all prosecution and maintenance costs and other fees that come due for any Registered Intellectual Property, (b) not publish any of its inventions or developments or Business Confidential Information without the prior written consent of Purchaser and (c) inform and involve Purchaser in all material decisions concerning the management of the Business Intellectual Property. In the event that Seller breaches the provisions of this Section 5.13, Purchaser shall be entitled to reimbursement of its expenses and costs incurred in connection with the transactions contemplated hereby.

SECTION 5.14.     Repayment of Indebtedness. Seller shall cause the Business, immediately prior to the Closing, to have no Indebtedness. At or prior to the Closing, Seller shall cause any Liens on the Business Assets to be released, and shall deliver to Purchaser evidence reasonably satisfactory to Purchaser of such release.

SECTION 5.15.     Electronic Communications. Within fifteen (15) days after the Closing Date, Seller shall, and shall cause its Affiliates (as applicable), to submit to Purchaser or the applicable domain name registrar, any information required by each applicable Internet domain name registrar owned or operated by Seller or reasonably requested by Purchaser to (i) establish Purchaser or a designee of Purchaser (as designated in writing to Seller by Purchaser on or before the Closing Date) as the “Owner,” “Administrative Contact”, “Technical Contact” and “Billing Contact” for each such domain name and (ii) change the domain name server information necessary to enable Purchaser or its designee to exercise its right, title and interest in and to such Internet domain names consistent with the preceding subsection (i).

SECTION 5.16.     Employment Matters.

(a)     Identification of Employees. To the extent that any information set forth in Section 3.17(c) of the Seller Disclosure Letter has changed as of the Closing Date (i) as a result of new hires, employment termination or change of employment status, in each case in the ordinary course of business or (ii) as mutually agreed in writing by Seller and Purchaser, Seller shall provide to Purchaser an updated version of Section 3.17(c) of the Seller Disclosure Letter as of a date within three Business Days prior to the Closing Date highlighting any such changes.

(b)     Employment Matters. Each Business Employee (other than a Required Employee) who commences employment with Purchaser or its Affiliates (the applicable entity, the “Employing Entity”) immediately following the Closing is referred to herein as a “Continuing Employee”).

(c)     Cooperation. Seller (i) shall not, and shall direct its respective officers, agents and representatives not to, discourage any Business Employee from accepting an offer of employment with Purchaser or any of its Affiliates following the Closing either by facilitating alternative employment or otherwise, (ii) shall take any and all actions required to release any Business Employee from any non-compete, notice period or other obligation which might constrain such Business Employee from accepting employment with Purchaser or any of its Affiliates following the Closing, (iii) shall cooperate with Purchaser to provide Purchaser with an opportunity to present its terms and conditions of employment to the Business Employees (including by cooperating with Purchaser to deliver an offer letter from Purchaser to any Business Employee upon Purchaser’s request) and (iv) shall use its reasonable best efforts to deliver, or cause to be delivered, to Purchaser counterparts of any such offer letters, duly executed by the applicable Business Employee prior to Closing.

(d)     Employment Position. As of the Closing, Purchaser shall, or shall cause one of Purchaser’s Affiliates to, provide to each Continuing Employee an offer of employment for a position with responsibilities that are at least reasonably comparable to those held by such Continuing Employee immediately prior to the Closing.

(e)     Compensation and Benefits. With respect to each Continuing Employee, during the one-year period that begins as of the Closing or for such shorter period as such Continuing Employee shall remain an employee of the applicable Employing Entity, Purchaser shall provide each Continuing Employee (i) a base salary or hourly wage (ii) short-term and long-term (if any) cash-based bonus opportunity and (iii) employee benefits that are, in each case, comparable to those provided to similarly situated employees of Purchaser and its Affiliates.

(f)     Credit for Service with Seller. Where applicable, Purchaser and Purchaser’s Affiliates shall provide credit for each Continuing Employee’s length of service with Seller for purposes of eligibility to participate and vesting (but not for benefit accrual other than with respect to severance and vacation benefits) under each plan, program, policy, or arrangement of Purchaser and Purchaser’s Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Seller; provided that such prior service credit shall not be required to the extent that it results in a duplication of benefits.

(g)     COBRA and HIPAA. Effective as of the Closing, Purchaser and Purchaser’s Affiliates shall assume and be responsible for all Liabilities with respect to Continuing Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar Laws for periods on or after the Closing Date.

(h)     Workers Compensation. Purchaser and its Affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of the Continuing Employees relating to their employment with Purchaser or its Affiliates on or following the Closing. Seller and its Affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of all Continuing Employees relating to their employment with Seller prior to the Closing.

(i)     WARN Act. Purchaser shall, and shall cause Purchaser’s Affiliates to, provide any required notice under the WARN Act, and any similar Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of transactions contemplated by this Agreement) and occurring from and after the Closing. Seller shall notify Purchaser of any layoffs of any employees of the Business that occur during the 90-day period prior to the Closing.

(j)     Administration, Employee Communications, Cooperation.

(i)     Following the date of this Agreement, Seller and Purchaser (and their Affiliates) shall reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Section 5.16, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law), making any and all required filings and notices, making any and all required communications with Business Employees and obtaining any approvals required by a Governmental Entity hereunder.

(ii)     Nothing in this Section 5.16 shall confer any rights or benefits on any Person other than the parties to this Agreement.

(iii)     Notwithstanding anything to the contrary, Seller shall retain and shall indemnify and hold harmless Purchaser and its Affiliates from and against all Liabilities to the extent relating to (i) any Business Employee who does not become a Continuing Employee for any reason (other than a failure of Purchaser or its Affiliates to fulfill their obligations under this Section 5.16) (including any Business Employee who has terminated employment with Seller on or prior to the Closing) and (ii) claims for benefits or recovery with respect to claims incurred on or prior to the Closing by any Continuing Employee under any employee benefit plan or third-party insurance arrangement, to the extent such benefit plan or third-party insurance arrangement provides for claims payment or recovery on an as incurred basis (including claims under medical, life insurance and disability benefit plans and policies, workers compensation claims and similar claims) (collectively, the “Specified Employee Liabilities”).

(k)     Termination of Employment by Required Employees.

(i)     Seller hereby agrees that, if any Required Employee voluntarily terminates his or her employment or consulting relationship, as applicable, with Purchaser (other than for Good Reason (as defined in the applicable Required Employment Agreement) or “without cause” (in the case of [***], as defined in the consulting agreement attached as an exhibit to such Required Employment Agreement) or pursuant to an agreement in writing between such Required Employee and Purchaser) before the applicable Initial Employment Term End Date, Purchaser shall be entitled to recover from the funds on deposit in the Escrow Account (subject to the terms and the procedures set forth in the Escrow Agreement), an amount equal to the Termination Liquidated Damage Amount with respect to such Required Employee. The parties intend that the Termination Liquidated Damage Amount with respect to each Required Employee constitutes compensation, and not a penalty. The parties acknowledge and agree that Purchaser’s harm caused by the voluntary termination by a Required Employee (other than for Good Reason or “without cause”, as applicable) before the applicable Initial Employment Term End Date would be impossible or very difficult to accurately estimate, and that the Termination Liquidated Damage Amount is a reasonable estimate of the anticipated or actual harm that might arise from such a voluntary termination. The recovery by Purchaser of the applicable Termination Liquidated Damage Amount from the funds on deposit in the Escrow Account is Seller’s sole liability and entire obligation and Purchaser’s exclusive remedy for the voluntary termination by the applicable Required Employee (other than for Good Reason or “without cause”, as applicable) before the applicable Initial Employment Term End Date.

SECTION 5.17.     Filing Cooperation; Seller Accounts.

(i)     Prior to and following the Closing, Seller shall provide to Purchaser such reasonable cooperation as is requested by Purchaser in connection with Purchaser’s obligation to disclose or file any financial statements of the Business (including on a consolidated basis with Purchaser) with the SEC under the Securities Act or the Exchange Act. Such cooperation shall include (i) furnishing Purchaser, promptly and, in any event, no later than July 15, 2016, with the reviewed balance sheet and related reviewed statements of income, retained earnings and cash flows for each of the quarters ended March 31, 2015, June 30, 2015, September 30, 2015, December 31, 2015, and the period from April 1, 2016 through the date immediately prior to the Closing Date (each of which has been prepared in accordance with GAAP and shall been subject to a customary SAS 100 review by Seller’s independent auditors) (collectively, the “Additional Financial Statements”), (ii) furnishing Purchaser, promptly following Purchaser’s request, with such other financial information that would be reasonably necessary in connection with Purchaser’s obligation to disclose or file any financial statements of the Business (including on a consolidated basis with Purchaser) with the SEC and (iii) directing Seller’s independent accountants to provide consent to Purchaser to use their audit reports relating to Seller and the Business in connection with any filings made by Purchaser with the SEC. Upon delivery of the Additional Financial Statements, Seller represents and warrants to Purchaser that the Additional Financial Statements (a) are true, correct and complete in all material respects, (b) were derived from the books and records of Seller, (c) were prepared in accordance with U.S. GAAP consistently applied, as of the dates and for the periods presented and (d) fairly present in all material respects the consolidated financial position and results of operations of the Business as of the dates and for the periods presented.

(ii)     Seller will deliver a schedule of the Seller Accounts to Purchaser as promptly as reasonably practicable after the Closing Date (and, in any event, no later than July 15, 2016).

SECTION 5.18.     Seller Disclosure Letter. [***]

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.     Conditions to Each Party’s Obligation. The obligations of Purchaser and Seller to consummate the Closing and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser and Seller) at or prior to the Closing of the following conditions:

(a)     Authorizations. Seller shall have received all Authorizations from Governmental Entities and third parties set forth in Section 6.01(a) of the Seller Disclosure Letter, in each case in form and substance reasonably satisfactory to Purchaser, and no such Authorization shall have been revoked.

(b)     No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced and there shall not be in effect any applicable Law or preliminary or permanent injunction or order which is in effect and which prohibits the consummation of the Acquisition or the other transactions contemplated hereby or has the effect of making them illegal.

SECTION 6.02.     Conditions to Obligation of Purchaser. The obligations of Purchaser to consummate the Closing and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Seller in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) and (ii) the representations and warranties of Seller in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(b)     Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(c)     No Material Adverse Effect. Since the date of this Agreement, there shall not have been or become known any change, development, state of circumstances or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(d)     Related Documents, Required Employment Agreements and Required Consulting Agreements. Purchaser shall have received executed counterparts of each of the Related Documents. As of the Closing, (i) all Related Documents, Required Employment Agreements and Required Consulting Agreements shall be valid, binding and in full force and effect and enforceable in accordance with their respective terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law)), (ii) no event shall have occurred which would constitute a breach or default (or any event which with notice or lapse of time or both would constitute a default) by any party (other than Purchaser or its Affiliates) to any such Related Document, Required Employment Agreement or Required Consulting Agreement and (iii) no party (other than Purchaser or its Affiliates) shall have repudiated any such Related Document, Required Employment Agreement or Required Consulting Agreement. Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(e)     Employees. (i) The Required Employees and at least 90% of the Business Employees (other than the Required Employees) shall remain employed by the Business and shall have countersigned the Required Employment Agreements or Purchaser’s offers of employment, as applicable, (ii) no Required Employee and no more than 10% of the Business Employees (other than the Required Employees) shall have given notice of an intention to terminate employment with Seller or Purchaser prior to the Closing and (iii) no Required Consultant shall have given notice of an intention to terminate its consulting relationship with Seller or Purchaser prior to the Closing. Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

SECTION 6.03.     Conditions to Obligation of Seller. The obligations of Seller to consummate the Closing and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except for breaches arising from matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

(b)     Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing. Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

(c)     Related Documents, Required Employment Agreements and Required Consulting Agreements. Seller shall have received executed counterparts of each of the Related Documents. As of the Closing, (i) all Related Documents, Required Employment Agreements and Required Consulting Agreements shall be valid, binding and in full force and effect and enforceable in accordance with their respective terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law)), (ii) no event shall have occurred which would constitute a breach or default (or any event which with notice or lapse of time or both would constitute a default) by Purchaser or its Affiliates to any such Related Document, Required Employment Agreement or Required Consulting Agreement and (iii) neither Purchaser nor its Affiliates shall have repudiated any such Related Document, Required Employment Agreement or Required Consulting Agreement. Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

SECTION 6.04.     Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE VII

TERMINATION

SECTION 7.01.     Termination.

(a)     This Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)     by mutual written consent of Seller and Purchaser;

(ii)     by either Seller or Purchaser, upon written notice to the other party, if the Acquisition shall not have been consummated on or prior to July 1, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Acquisition to be consummated on or prior to the Outside Date;

(iii)     by either Seller or Purchaser if consummation of the transactions contemplated by this Agreement would violate any non-appealable Judgment of any Governmental Entity having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement has materially contributed to the issuance of such non-appealable Judgment;

(iv)     by Seller, upon written notice to Purchaser, if (A) there exists an inaccuracy in, or breach of, any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 6.03(a) would not be satisfied or (B) there exists a breach of any covenant or agreement of Purchaser contained in this Agreement to be performed or complied with by Purchaser such that the closing condition set forth in Section 6.03(b) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 7.01(a)(iv) if Seller is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.01 or Section 6.02 not being satisfied (other than those conditions that (1) by their terms are to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by Purchaser of its representations, warranties, covenants and agreements contained in this Agreement);

(v)     by Purchaser, upon written notice to Seller, if (A) there exists an inaccuracy in, or breach of, any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 6.02(a) would not be satisfied or (B) there exists a breach of any covenant or agreement of Seller contained in this Agreement to be performed or complied with by Seller such that the closing condition set forth in Section 6.02(b) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Outside Date; provided, however, that Purchaser shall not have the right to terminate this Agreement under this Section 7.01(a)(v) if Purchaser is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.01 or Section 6.03 not being satisfied (other than those conditions that (1) by their terms are to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by Seller of its representations, warranties, covenants and agreements contained in this Agreement); and

(vi)     by Seller or Purchaser, upon written notice to the other party, if any of the conditions set forth in Section 6.01 shall have become incapable of fulfillment on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(vi) shall not be available to any party whose breach of any provision of this Agreement has been the cause of the conditions set forth in Section 6.01 having become incapable of being fulfilled on or prior to the Outside Date.

(b)     In the event of termination by Seller or Purchaser pursuant to Section 7.01(a), written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)     to the extent required by the Confidentiality Agreement, Purchaser shall, and shall cause each of its Representatives to, return to Seller all documents and other material received from Seller or any of its Affiliates or Representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and

(ii)     all confidential information received by Purchaser, or its Affiliates or Representatives with respect to the businesses of Seller (including the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02.     Effect of Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 1.02 (Interpretation), Section 5.05 (Publicity), Section 5.09 (Confidentiality), Article VII (Termination), Section 9.03 (Expenses), Section 9.04 (Notices), Section 9.06 (Entire Agreement), Section 9.07 (Severability), Section 9.08 (Governing Law), Section 9.09 (Jurisdiction), Section 9.10 (Service of Process) and Section 9.11 (Waiver of Jury Trial); provided, however, that nothing in this Section 7.02 shall be deemed to release any party from any liability for any willful breach by such party of the terms, conditions, covenants and other provisions of this Agreement or for any material breach by such party of the terms, conditions, covenants and other provisions of this Agreement that results in such termination.

Article VIII

Indemnification; SURVIVAL

SECTION 8.01.     Indemnification by Seller. Subject to the limitations set forth in Section 8.04, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (and its and their respective directors, officers, employees or Representatives) (the “Purchaser Indemnified Parties”) from and against any and all losses, damages, Liabilities, costs or expenses (including interest, consequential damages, lost profits, diminution in value damages, penalties, reasonable expenses of investigation, reasonable legal fees and expenses and reasonably third party expert and consultant fees and expenses) (collectively, “Losses”) suffered or incurred by any Purchaser Indemnified Party, to the extent arising out of or resulting from any of the following:

(a)     any inaccuracy in, or breach of, any representation or warranty (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) of Seller contained in this Agreement or in any certificate, instrument, document or agreement delivered by Seller or its Affiliates pursuant to or in connection with this Agreement or the transactions contemplated hereby;

(b)     any breach of any covenant or agreement of Seller contained in this Agreement or any certificate, instrument, document or agreement delivered by Seller or its Affiliates pursuant to or in connection with this Agreement or the transactions contemplated hereby;

(c)     the failure of Seller to pay, perform or otherwise discharge when due and payable any Specified Indemnified Liability; and

(d)     any and all Liabilities, demands, assessments, Judgments, damages, awards, costs and expenses (including third party fees and expenses) incident to any of the foregoing or reasonably incurred in connection with the enforcement of the rights of any Indemnified Party with respect to the foregoing.

SECTION 8.02.     Indemnification by Purchaser. Subject to the limitations set forth in Section 8.04, from and after the Closing, Purchaser shall indemnify the Seller (and its directors, officers, employees or Representatives) (the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by any Seller Indemnified Party, to the extent arising out of or resulting from any of the following:

(a)     any inaccuracy in, or breach of, any representation or warranty (determined without regard to any qualification or exception contained therein relating to materiality or Purchaser Material Adverse Effect or any similar qualification or standard) of Purchaser contained in this Agreement or in any certificate, instrument, document or agreement delivered by Purchaser or its Affiliates pursuant to or in connection with this Agreement or the transactions contemplated hereby;

(b)     any breach of any covenant or agreement of Purchaser contained in this Agreement or any certificate, instrument, document or agreement delivered by Purchaser or its Affiliates pursuant to or in connection with this Agreement or the transactions contemplated hereby;

(c)     the failure of Purchaser or its Affiliates to pay, perform or otherwise discharge when due and payable any Assumed Liability; and

(d)     any and all Liabilities, demands, assessments, Judgments, damages, awards, costs and expenses (including third party fees and expenses) incident to any of the foregoing or reasonably incurred in connection with the enforcement of the rights of any Indemnified Party with respect to the foregoing.

SECTION 8.03.     Indemnification Procedures.

(a)     Third Party Claims. If any Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment (in each case other than with respect to Taxes) for which indemnity may be sought under Section 8.01 or Section 8.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article VIII, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) (and, if the Indemnifying Party is Seller, the Escrow Agent) with written notice of such Third Party Claim, stating the nature, basis for indemnification and the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim). Failure of the Indemnified Party to give such notice, or provide such documentation, shall not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice of a Third Party Claim to give notice to the Indemnified Party whether it is assuming the defense, appeal or settlement proceedings thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party shall have the right to assume the defense, appeal or settlement proceedings of the Indemnified Party against the Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not be entitled to (i) assume the defense, appeal or settlement of any Third Party Claim if, after providing notice to the Indemnifying Party, the Indemnified Party reasonably believes that (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third Party Claim relates to or arises in connection with any Business Intellectual Property, (C) the Third Party Claim has been brought or asserted by a customer of the Business, (D) the Third Party Claim seeks any injunction or equitable relief against the Indemnified Party or (E) the Indemnified Party reasonably believes itself to be potentially or actually exposed (1) to Losses in excess of, either individually or when aggregated with all other claims for indemnification, the Escrow Amount or (2) any non-monetary remedies or (ii) maintain control of the defense, appeal or settlement of any Third Party Claim if the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim. So long as the Indemnifying Party is entitled to do so and has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (x) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Third Party Claim (provided that the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel incurred by the Indemnified Party if counsel that is independent to both the Indemnified Party and the Indemnifying Party (which independent counsel’s fees shall be borne equally by Seller and Purchaser) determines that a conflict of interest exists that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party), (y) the Indemnified Party shall not file any papers or consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed and which consent will not be required if (A) the Indemnified Party agrees in writing to forego all claims for indemnification from the Indemnifying Party with respect to such Third Party Claim or (B) the Indemnified Party reasonably believes itself to be potentially or actually exposed (1) to Losses in excess of, either individually or when aggregated with all other claims for indemnification, the Escrow Amount or (2) any non-monetary remedies) and (z) the Indemnifying Party shall not (A) admit to any wrongdoing by the Indemnified Party or any of its Affiliates or (B) consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim to the extent such Judgment or settlement provides for equitable relief against the Indemnified Party or any of its Affiliates or if such Judgment or such settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all Liabilities and impose no ongoing constraint on the Indemnified Party or, if applicable, any real property with respect to such Third Party Claim, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The parties shall cooperate and act in good faith in responding to, defending against, settling or otherwise dealing with such Third Party Claims. The parties shall also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access, upon reasonable prior notice during normal business hours, to all information relevant thereto. The party assuming such defense, appeal or settlement proceedings shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall reasonably consider recommendations made by the other party with respect thereto.

(b)     Other Claims. In order to assert a claim for indemnification under Section 8.01 or Section 8.02 (in each case, other than in respect of a Third Party Claim) (a “Direct Claim”), the Indemnified Party shall provide the Indemnifying Party (and, if the Indemnifying Party is Seller, the Escrow Agent) with written notice of such claim, stating the nature, basis for indemnification and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice, or provide such documentation, shall not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that it disputes its liability to the Indemnified Party, such Direct Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand (subject to the limitations set forth herein) or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.

SECTION 8.04.     Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, (i) (A) Seller shall not have any liability under Section 8.01(a) (other than with respect to a breach of Section 3.01 (Organization, Standing and Corporate Power), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.08 (Certain Business Assets), Section 3.20 (Sufficiency of Assets) and Section 3.21 (Brokers and Finders)(the “Specified Representations”)) unless the aggregate liability for Losses suffered by the Purchaser Indemnified Parties thereunder exceeds [***], in which event Seller shall be liable for all such Losses from the first dollar and (B) Seller’s aggregate liability under Section 8.01(a) (other than with respect to a breach of any of the Specified Representations) shall not exceed [***] and (ii) (A) Purchaser shall not have any liability under Section 8.02(a) (other than with respect to a breach of Section 4.01 (Organization and Standing) and Section 4.06 (Brokers and Finders) (the “Purchaser Specified Representations”)) unless the aggregate liability for Losses suffered by the Seller Indemnified Party thereunder exceeds [***], in which event Purchaser shall be liable for all such Losses from the first dollar; (B) Purchaser’s aggregate liability under Section 8.02(a) (other than with respect to a breach of any of the Purchaser Specified Representations) shall not exceed [***] and (C) Purchaser’s aggregate liability under Section 8.02(a) with respect to a breach of the Purchaser Specified Representations shall not exceed [***]. The limitations set forth in this Section 8.04 shall not be applicable to any Losses incurred in connection with or as a result of fraud, intentional or willful misrepresentation, intentional or willful misconduct or intentional or willful concealment by or on behalf of Seller or any of its Affiliates.

SECTION 8.05.     Exclusivity. From and after the Closing, the sole and exclusive remedy of a party to this Agreement with respect to any and all claims relating to this Agreement or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, fraud, intentional or willful misrepresentation, intentional or willful misconduct or intentional or willful concealment, and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement) shall be pursuant to the payment and recovery provisions set forth in Section 5.16(k), the indemnification provisions set forth in Section 5.07, Section 5.16(j)(iii) and this Article VIII, the payment of independent counsel fees contemplated by Section 8.03 and the expense reimbursement provisions set forth in Section 9.03(b). In furtherance of the foregoing, each party to this Agreement hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the payment and recovery provisions set forth in Section 5.16(k), the indemnification provisions set forth in Section 5.07, Section 5.16(j)(iii) and this Article VIII, the payment of independent counsel fees contemplated by Section 8.03, the expense reimbursement provisions set forth in Section 9.03(b) and other than claims of, or causes of action arising from, fraud, intentional or willful misrepresentation, intentional or willful misconduct or intentional or willful concealment, and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement) that such party, any Purchaser Indemnified Party (in the case of Purchaser’s waiver) or any Seller Indemnified Party (in the case of Seller’s waiver) may have against the other party or any of its Affiliates, or their respective directors, officers, employees or Representatives arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement or, in the case of Seller’s waiver, arising out of or based upon its ownership of, or the operation of, the Business prior to the Closing.

SECTION 8.06.     Tax Treatment of Indemnification. For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

SECTION 8.07.     Survival. The representations and warranties contained in this Agreement and in any certificate, instrument, document or agreement delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby shall survive the Closing solely for purposes of Section 8.01 and Section 8.02. The representations and warranties contained in this Agreement (other than the Specified Representations and the Purchaser Specified Representations) and in any certificate, instrument, document or agreement delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby shall terminate at the close of business on the date that is [***]. The Specified Representations and the Purchaser Specified Representations shall survive until the expiration of any applicable statute of limitations. None of the covenants or agreements contained in this Agreement (other than the agreements of Purchaser in respect of [***]) or in any certificate, instrument, document or agreement delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby shall survive the Closing other than those which by their terms contemplate performance after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreements and covenants, except that breaches thereof shall survive until the expiration of any applicable statute of limitations. Purchaser’s obligations in respect of [***] shall terminate at the close of business on the date that is [***]. Other than with respect to fraud, intentional or willful misrepresentation, intentional or willful misconduct or intentional or willful concealment, no party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof unless a notice of a breach thereof giving rise to a right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such termination, in which case such breach shall survive such termination until the claim with respect thereto is finally resolved.

SECTION 8.08.     Knowledge and Investigation. The right of any Indemnified Party to indemnification pursuant to this Article VIII will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing [***]. The waiver of any condition contained in this Agreement or in any other Transaction Document based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Party to indemnification pursuant to this Article VIII based on such representation, warranty, covenant or agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.     Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person; provided that no such transfer or assignment will relieve Purchaser of its obligations hereunder. Subject to the first sentence of this Section 9.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 9.01 shall be void.

SECTION 9.02.     No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

SECTION 9.03.     Expenses.

(a)     Each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant or in connection hereto (including any financial statements) and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as set forth in Section 9.03(b) or as otherwise expressly set forth herein.

(b)     Notwithstanding anything set forth in Section 9.03(a) to the contrary, subject to the limitations set forth in this Section 9.03(b), [***]. If Seller receives written notice of the commencement of any Proceeding or the assertion of any claim by a third party for which expense reimbursement may be sought hereunder, and Seller intends to seek expense reimbursement pursuant to this Section 9.03(b), Seller shall promptly provide Purchaser with written notice thereof. Failure of Seller to give such notice, or provide such documentation, shall not relieve Purchaser from its expense reimbursement obligations hereunder, except to the extent that Purchaser is actually and materially prejudiced thereby. Purchaser shall have thirty (30) days from receipt of any such notice to give notice to Seller whether it is assuming the defense, appeal or settlement proceedings thereof. If such notice is given by Purchaser, Purchaser shall have the right to assume the defense, appeal or settlement proceedings of Seller against such Proceeding or claim with counsel reasonably acceptable to Seller; provided that Purchaser shall not be entitled to (i) assume the defense, appeal or settlement of any such Proceeding or claim if (A) such Proceeding or claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) such Proceeding or claim seeks any injunction or equitable relief against Seller or (C) Seller reasonably believes itself to be potentially or actually exposed to any non-monetary remedies or (ii) maintain control of the defense, appeal or settlement of any such Proceeding or claim if Purchaser has failed or is failing to defend it in good faith. So long as Purchaser is entitled to do so and has assumed the defense, appeal or settlement proceedings of any such Proceeding or claim in accordance herewith, (x) Seller may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of such Proceeding or Claim (provided that Purchaser shall pay the reasonable, out-of-pocket and documented fees and expenses of such separate counsel to the extent required by the [***] prior to the date that it assumes control of the defense of such Proceeding or claim or if Seller has been advised by its outside counsel that there may exist a conflict of interest that would make it inappropriate for the same counsel to represent both Seller and Purchaser) and (y) Purchaser shall not (A) admit to any wrongdoing by Seller or any of its Affiliates or (B) consent to the entry of any Judgment or enter into any settlement with respect to such Proceeding or claim to the extent such Judgment or settlement provides for equitable relief against Seller or any of its Affiliates or if such Judgment or such settlement does not expressly unconditionally release Seller and its Affiliates from all Liabilities and impose no ongoing constraint on Seller, in each case, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

Section 9.04.     Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or electronic mail, provided that the facsimile or electronic mail transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)	if to Seller,

Imugen, Inc.

[***]

with copies to (which shall not constitute notice):

Eckert Seamans

Two International Place, 16th Floor

Boston, MA 02110

Attention:     Donald S. Burnham

Facsimile:       (617) 342-6899

Email:            dburnham@eckertseamans.com

(ii)	if to Purchaser,

Oxford Immunotec, Inc.

700 Nickerson Road, Suite 200

Marlborough, MA 01752

Attention:     Elizabeth M. Keiley, Vice President and General Counsel

Facsimile:      (508) 481-4672

Email:            ekeiley@oxfordimmunotec.com

with copies to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:     Jack S. Bodner

Facsimile       (646) 441-9079

Email:            jbodner@cov.com

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 9.04.

Section 9.05.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

Section 9.06.     Entire Agreement. This Agreement and the Exhibits and Schedules annexed hereto, the Confidentiality Agreement, the Transaction Documents and the other documents and instruments referred to herein or therein constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and supersede all other understandings, negotiations, discussions, conversations and writings with respect thereto. The parties agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. In the event of any conflict between the provisions of this Agreement (including the Schedules and Exhibits), on the one hand, and the provisions of the Confidentiality Agreement, the Transaction Documents or the other documents or instruments referred to herein or therein (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 9.07.     Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

SECTION 9.08.     Governing Law. This Agreement, the negotiation, execution or performance of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to its conflicts of law principles.

SECTION 9.09.     Jurisdiction. Each party irrevocably agrees that, subject to Section 9.13, any Proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the federal courts located in Massachusetts, or, if such courts do not have jurisdiction, the state courts of Massachusetts, and hereby irrevocably accepts and submits to exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by applicable Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.

SECTION 9.10.     Service of Process. Each of the parties consents to service of any process, summons, notice or document which may be served in any Proceeding in federal or state courts of Massachusetts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 9.04, to such party’s respective address set forth in Section 9.04.

SECTION 9.11.     Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or disputes relating hereto or thereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12.     Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

SECTION 9.13.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity and (b) the right of specific performance is in integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement. The parties agree not to assert that remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 9.14.     Joint Drafting. The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

IMUGEN, INC.

By:	/s/ Victor P. Berardi
Name: Victor P. Berardi
Title: President

Oxford Immunotec, Inc.

By:	/s/ Peter Wrighton-Smith
Name: Peter Wrighton-Smith
Title: Chief Executive Officer

Signature Page

Purchase Agreement